UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEAH POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	3690	88-0418806
(State of incorporation or other jurisdiction)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22118 20th Ave SE, Suite 142
Bothell, WA 98021
(425) 424-3324
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Laughlin Associates
2533 N. Carson Street
Carson City, NV 89708
(775) 883-8484
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Joseph M. Lucosky, Esq.
Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Tel: (732) 395-4400
Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee

Common Stock, $0.001 par value per share, issuable pursuant to the Agreement	31,000,000	$0.01	(2)	$310,000	(3)	$35.99

(1)
We are registering 31,000,000 shares of our common stock (the “Put Shares”) that we will put to Southridge Partners II, LP (“Southridge”), pursuant to an amended and restated agreement (the “Agreement”) between the selling security holder and the registrant effective on March 31, 2011.  In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In the event that adjustment provisions of the Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing bid price of common stock of the registrant as reported on the OTC Markets OTCQB (the “OTCQB”) on April 25, 2011.

(3)
This amount represents the maximum aggregate value of common stock which may be put to Southridge by the registrant pursuant to the terms and conditions of the Agreement between Southridge and the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 28, 2011

Preliminary Prospectus

NEAH POWER SYSTEMS, INC.

31,000,000 shares of Common Stock

This prospectus relates to the resale of up to 31,000,000 shares of our common stock, par value $0.001 per share by the selling security holders (the “Selling Security Holders”), which are Put Shares that we will put to Southridge pursuant to the Agreement.

The Agreement with Southridge provides that Southridge is committed to purchase up to $10,000,000 of our common stock.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Agreement.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Agreement.  No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate twenty-four (24) months after the registration statement to which this prospectus is made a part is declared effective by the SEC.  Southridge will pay us 94% of the average of the lowest closing bid price of our common stock reported by Bloomberg, LP in any two trading days, consecutive or inconsecutive, of the five consecutive trading day period commencing the date a put notice is delivered.

We will not receive any proceeds from the sale of these shares of common stock offered by the Selling Security Holders.  However, we will receive proceeds from the sale of our Put Shares under the Agreement. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

Our common stock is quoted on the OTCQB under the trading symbol “NPWZ.”  The shares of our common stock registered hereunder are being offered for sale by the Selling Security Holders at prices established on the OTCQB during the term of this offering.  On April 25, 2011, the closing bid price of our common stock was $0.01 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Gerard C. D’Couto, our Chief Executive Officer, at: 22118 20th Avenue SE, Suite 142, Bothell, WA, or by phone at (425) 424-3324.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our securities. For a more complete understanding of our company, you should read the entire prospectus, including the risks described under “Risk Factors,” and the documents incorporated in this prospectus by reference.

Overview

We are engaged in the development and sale of renewable energy solutions. We have developed what we believe is a breakthrough, disruptive, direct methanol micro fuel cell which can serve as a replacement for batteries in a variety of products. Our fuel cells are designed to replace existing rechargeable battery technology in mobile electronic devices and small-scale transportation vehicles. Our long-lasting, efficient and safe power solutions for these devices, such as notebook PCs, military radios, and other power-hungry computer, entertainment and communications products, use our patented, silicon-based design. This fuel cell design creates higher power densities and enables lighter-weight, smaller form-factors, and will potentially create more cost effective, manufacturing and potentially lower product costs.

Based on the research and state of our technology, we believe our fuel cell will outperform lithium ion batteries and other batteries in terms of run time, recharge time, portability, and other measures of performance. We anticipate that our fuel cell solution will be particularly beneficial in applications requiring the use of more than one battery because the user will only need to use a single fuel cell with a supply of smaller fuel cartridges, which will result in reduced overall size and weight. Based on our eleven issued patents and 2 additional U.S. patent filings, we believe our technology is proprietary and can be protected.

We have won awards for our technology over the years, the most recent recognition being the Best of What’s NewTM 2010 award from the distinguished publication Popular ScienceTM.

In 2010, we continued to advance the development and maturity of our systems. This included the completion of the fuel cell prototype and the subsequent completion of a system not requiring the availability of oxygen from the environment (“anaerobic” or “closed loop system”). We also demonstrated an air-breathing (“aerobic”) system. We believe that these technologies provide the foundation for products to be produced for sale over the next fiscal year.  We have announced customer relationships with EKO Vehicles of Bangalore (“EKO”), Hobie Cat Company (“Hobie Cat”), the Electric Car Company (“ECC”), and a United States based large defense supplier. Partnering with these companies, we anticipate that we will develop early production devices for evaluation by original equipment manufacturers (“OEM”) for the eventual deployment of our fuel cell products during 2011. We anticipate that we will ultimately sell or license our products for resale by distributors and OEM customers.

We also intend to design and distribute the fuel cartridges that these fuel cells require for refueling. We anticipate that we will generate future revenues from the sale and licensing of both fuel cartridges and the completed fuel cells. Our business plan contemplates that we will subcontract to third parties substantially all of the production and assembly of the fuel cells and fuel cartridges.

The delay in our ability to acquire capital has led to postponement in the deployment of our business strategy. We intend to produce and deliver products in conjunction with the receipt of required financing.

Recent Developments

Consent Solicitation

On February 23, 2011, we mailed a Consent Solicitation Statement to our stockholders regarding a proposal to increase our authorized common stock from 80 million shares to 500 million shares. A detailed description of this proposal is included in our definitive consent solicitation statement which we filed with the Securities and Exchange Commission on February 23, 2011. The votes consenting to the authorized common stock increase equaled 73% of the voting power authorized to vote on the proposal. Accordingly, we filed the certificate of amendment to increase our authorized common stock from 80 million shares to 500 million shares of common stock on March 2, 2011, at which time approximately 54% of the Company’s voting power authorized to vote on the authorized common stock increase proposal had consented to such proposal.

Southridge LLC

On March 31, 2011, we entered into an Equity Purchase Agreement (the “Agreement”) with Southridge under which Southridge has committed to purchase up to $10 million of our common stock. From time to time for a period of no more than 24 months from the date the SEC first declares effective a Registration Statement, and at our sole discretion, we may present Southridge with a notice to purchase such common stock (the “Notice”). Southridge is obligated to purchase such common stock by the sixth trading day after the Notice date (the “Closing”) at a purchase price equal to 94% of the average of the two lowest closing bid prices of our common stock over the period of the five trading days immediately following the Notice. The right to deliver a notice to Southridge is subject to satisfaction of certain closing conditions, including an effective Registration Statement and a requirement that the number of shares of stock beneficially owned by Southridge and its affiliates may not exceed 9.99% of the then outstanding shares of our common stock.

Recent Financing Transactions

Series A Preferred Stock

On February 3, 2011, we entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Investor Relations Services, Inc. (the “Purchaser”). Pursuant to the Purchase Agreement, the Purchaser purchased 2,312,727 shares of the Company’s newly designated Series A Preferred Stock (the “Series A Preferred Stock”) in exchange for $127,200 or $0.055 per share.

In accordance with the terms of the Series A Preferred Stock, the Purchaser was entitled, after the issuance of the Series A Preferred Stock, to vote as a single class with the Company’s outstanding common stock (the “Common Stock”) only with respect to any proposal to increase the Company’s authorized Common Stock. With respect to such a proposal, Purchaser was entitled to forty votes per share of the Series A Preferred Stock. Accordingly, the Purchaser was entitled to 92,509,080 votes or 53% of the Company’s voting power with respect to the Consent Solicitation Statement proposal to increase our authorized Common Stock.

Debt Paid in Common Stock

Subsequent to the filing of our December 31, 2010 Quarterly Report on Form 10-Q, we issued 15,790,069 shares of our common stock, valued at approximately $173,000, to investors in payment of outstanding debt balances. This will result in an estimated loss on extinguishment of debt of approximately $91,000.

Foreclosure on Collateral Shares

In January 2011, certain notes payable holders, under the default terms of a securities purchase agreement, foreclosed on 3,897,694 shares of our common stock which represented the remaining shares held as collateral under the agreement. The market value of the shares totaling $43,000 has been applied against the balance due the note holders.

The Offering

Common stock offered by selling security holders	31,000,000 shares.

Common stock outstanding before the offering	94,669,794 shares as of April 25, 2011.

Common stock outstanding after the offering	125,669,794 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	This offering will terminate twenty-four (24) months after the registration statement to which this prospectus is made a part is declared effective by the SEC pursuant to the Agreement.

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders. However, we will receive proceeds from sale of our common stock under the Agreement. The proceeds from the offering will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

OTCQB Symbol	NPWZ

This offering relates to the resale of up to 31,000,000 shares of our common stock, par value $0.001 per share, by the Selling Security Holders, which are the Put Shares that we will put to Southridge pursuant to the Agreement. Assuming the resale of all of the shares being registered in this Registration Statement, such shares would constitute approximately 24.9% of the Company’s outstanding common stock.

On March 31, 2011, we entered into the Agreement with Southridge under which Southridge has committed to purchase up to $10 million of our common stock over a two year period commencing on the date the SEC first declares effective this registration statement to which this prospectus is made a part. For each share of our common stock purchased under the Agreement, Southridge will pay ninety-four percent (94%) of the average of two lowest closing bid price (the “Bid Price”) of any two applicable trading days, consecutive or inconsecutive, during the five (5) trading day period (the “Valuation Period”) commencing the date a put notice (the “Put Notice”) is delivered to Southridge (the “Put Date”) in a manner provided by the Agreement. Subject to the limitations outlined below, we may, at our sole discretion, issue a Put Notice to Southridge and Southridge will then be irrevocably bound to acquire such shares.

Furthermore, subject to the terms and conditions of the Agreement, at any time or from time to time after the effectiveness of this registration statement, we can notify Southridge in writing of the existence of a potential material event based upon the good faith determination of our board of directors (the “Blackout Notice”), and Southridge shall not offer or sell any of our securities acquired under the Agreement from the time the Blackout Notice was provided to Southridge until Southridge receives our written notice that such potential material event has either been disclosed to the public or no longer constitutes a potential material event. If we deliver a Blackout Notice within fifteen trading days commencing the sixth day following a Put Date (the “Closing Date”), and the Bid Price immediately preceding the applicable Blackout Period (the “Old Bid Price”) is greater than the Bid price on the first trading day immediately following such Blackout Period (the “New Bid Price”), then we are obligated to issue to Southridge a number of additional common shares (the “Blackout Shares”) equal to the difference between (i) the product of (X) the shares that were issued to Southridge on the most recent Closing Date and held by the Investor immediately prior to the Blackout Period (the “Remaining Put Shares”), multiplied by (Y) the Old Bid Price, and divided by (Z) the New Bid Price, and (ii) the Remaining Put Shares.

In connection with the Agreement, Southridge is owed a due diligence fee equal to $10,000 of the Company’s restricted common stock.

We are relying on an exemption from the registration requirements of the Securities Act of 1933, as amended (the ‘Securities Act”) and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, Southridge is an “accredited investor” and/or qualified institutional buyer and Southridge has access to information about us and its investment.

At the assumed offering price of $0.01 per share, we will be able to receive up to $310,000 in gross proceeds, assuming the sale of the entire 31,000,000 shares being registered hereunder pursuant to the Agreement. We would be required to register 969,000,000 additional shares to obtain the balance of $10,000,000 under the Agreement at the assumed offering price of $0.01.  Neither the Agreement nor any rights or obligations of the parties under the Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Southridge will periodically purchase our common stock under the Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Southridge to raise the same amount of funds, as our stock price declines.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Quarter Ended December 31,
	2010	2009
Total Revenue	$-	$-
Loss from operations	$553,050	$2,499,597
Net loss	$856,664	$2,877,585
Net loss per common share (basic and diluted)	$0.01	$0.08
Weighted average common shares outstanding	$63,344,321	$36,027,869

Statement of Financial Position

	December 31, 2010	September 30, 2010
Cash and cash equivalents	$4,221	$2,871
Total assets	$46,137	$50,657
Working Capital	$(4,345,563)	$(4,286,258)
Long term debt	$-	$-
Stockholders’ deficit	$(4,325,674)	$(4,263,339)

RISK FACTORS

The shares of our Common Stock being offered for resale by the selling holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested therein. Before purchasing any of these securities, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

OUR AUDITORS HAVE ISSUED A “GOING CONCERN” MODIFICATION IN THEIR REPORT ON OUR CONSOLIDATED FINANCIAL STATEMENTS.

The auditors’ report on our consolidated financial statements as of September 30, 2009 and September 30, 2010 indicates that there is substantial doubt about our ability to continue as a going concern based upon our accumulated deficit and negative working capital at September 30, 2010, our recurring losses from operations, and the cash used in operations for the year ended September 30, 2010. We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations. If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

WE WILL NEED TO RAISE SIGNIFICANT ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS OPERATIONS.

Our current monthly cash operating expenses are approximately $85,000.  In the event we are unable to obtain, on a timely basis, the additional financing required to meet our cash needs, we will have to reduce or curtail operations which would materially and adversely affect our development efforts. Even if such financing is obtained, it may not be on commercially acceptable terms or may otherwise substantially dilute the equity interests of current stockholders in our company.

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION, WE EXPECT FUTURE LOSSES AND WE MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

We have incurred net losses each year since our inception and had accumulated losses of approximately $54.4 million through December 31, 2010. We expect to continue to incur net losses at least through our fiscal year 2011 and these losses may be substantial. To implement our business strategy, we will continue to incur considerable research and development expenses and capital expenditures. Accordingly, if we are unable to generate substantial revenues and positive cash flows we will not achieve profitability.

WE ARE DELINQUENT ON OUR RENT PAYMENTS TO OUR LANDLORD AND ARE SUBJECT TO A DEFAULT JUDGMENT IN FAVOR OF OUR LANDLORD.

On December 4, 2009, our landlord for the space we use as our principal offices and research plant in Bothell, Washington filed a lawsuit against us for unpaid rent in the amount of $76,069 in the Superior Court of the State of Washington, County of King. Our landlord was granted a default judgment in December 2009 in the amount of $81,106.11.  In January 2010, in connection with the default judgment, we received a notice of eviction from our landlord because of the unpaid rent. Since the eviction notice, we have paid $134,000 against our unpaid balance and the landlord has extended the date for eviction.  We currently owe approximately $244,000 as of the date of this registration statement.

OUR ABILITY TO GENERATE FUTURE REVENUES WILL DEPEND ON A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

These factors include the rate of market acceptance of our products, regulatory developments and general economic trends. Due to these factors, we cannot anticipate with any degree of certainty what our revenues, if any, will be in future periods. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a new and rapidly evolving market.

WE HAVE HAD NO COMMERCIAL PRODUCT SALES. WE MAY NOT BE ABLE TO MANUFACTURE OR COMMERCIALIZE OUR PRODUCTS IN A COST-EFFECTIVE MANNER.

We have demonstrated prototypes which we expect to develop into commercial products. However, our activities have been limited to these prototype models and we may not be able to produce our products in a cost-effective manner.

MARKET ACCEPTANCE OF OUR FUEL CELL PRODUCTS MAY TAKE LONGER TO OCCUR THAN WE ANTICIPATE OR MAY NEVER OCCUR.

Our silicon-based fuel cell products represent a new technology and our success will depend on this technology achieving market acceptance. Because we design our products to capitalize on markets that presently utilize or are serviced by products from traditional and well-established battery manufacturers, we may face significant resistance from end-users to adopt a new and alternative power source technology.

Fuel cell products for defense, transportation, portable and mobile applications represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our products. The development of a mass market for our portable and mobile products may be impacted by many factors, some of which are beyond our control, including:

•	cost competitiveness of portable and mobile products;

•	consumer reluctance to try our products;

•	consumer perception of our systems’ safety; and

•	emergence of newer, more competitive technologies and products.

CERTAIN CORROSIVE ACIDS USED IN OUR FUEL CELLS MAY LIMIT THEIR ACCEPTANCE.

The electrolyte and oxidant components of our fuel cells include a sulfuric and nitric acid base. Although we intend to manufacture our containers in a manner that we believe will virtually eliminate the risk of leakage, there can be no assurance that manufacturing or design defects will not cause leaking of these corrosive and toxic acids whose concentrations are comparable to levels in “wet” batteries. In addition, the very existence of this element of our products may cause OEM and other potential volume purchasers to be reluctant to replace existing PEM and other technologies with our fuel cell systems. In addition, we may be required to place warning labels on any consumer products we distribute.

CONSUMERS MAY NOT CHOOSE TO ADOPT THE NOTION OF PURCHASING CARTRIDGES.

Even if we achieve the acceptance of our fuel cells by OEMs, consumers might buy substantially fewer cartridges than we anticipate. Since no portable fuel cell product has yet been successful in the market, consumer behavior and acceptance is unknown.

FAILURE OF OUR FIELD TESTS COULD NEGATIVELY IMPACT DEMAND FOR OUR PRODUCTS.

We have not yet begun field testing our products. We may encounter problems and delays during field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our prototypes properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

WE DO NOT HAVE THE MANUFACTURING EXPERIENCE TO HANDLE LARGE COMMERCIAL REQUIREMENTS.

We may not be able to develop manufacturing technologies and processes or outsource adequate manufacturing capacity to the point where we are capable of satisfying large commercial orders, including the demand for both military and commercial fuel cell systems. The manufacturing partners we have identified may not be able to meet our cost as well as our volume requirements.

BECAUSE WE WILL DEPEND ON THIRD-PARTY SUPPLIERS, WE MAY EXPERIENCE DELAYS IN RECEIVING KEY MATERIALS AND COMPONENTS NECESSARY TO PRODUCE OUR FUEL CELL SYSTEMS.

If we successfully develop our fuel cell, we will depend on third parties for the manufacture and assembly of materials and components used to make our products. If any of our suppliers are unable or unwilling to provide us with materials and components on commercially reasonable terms, or at all, delays in identifying and contracting for alternative sources of supply would adversely affect our ability to develop, manufacture and market our products. In addition, some of these materials and components are purchased from a single or limited number of supply sources.

WE MAY BE SUBJECT TO SHORTAGES OF KEY MATERIALS IN THE GLOBAL MARKETPLACE.

Since we depend on certain raw materials like silicon wafers to make our fuel cells, we may become subject to either supply shortages or substantial price increases of silicon wafers in certain market conditions. We also use gold and platinum in our processes; these precious metals are commodities and subject to global market pressures and shortages. These shortages might hamper our ability to ship our products on time, might cause us to have to spend considerably more than budget to complete our projects, or might make our products prohibitively expensive.

WE MAY NOT BE ABLE TO SELL OUR FUEL CELL SYSTEMS IF THEY ARE NOT COMPATIBLE WITH THE PRODUCTS OF THIRD-PARTY MANUFACTURERS OR OUR POTENTIAL CUSTOMERS.

Our success will depend upon our ability to make our products compatible with the products of third-party manufacturers. In addition, our mobile and portable products will be successful only if our potential customers redesign or modify their existing products to fully incorporate our products and technologies. Our failure to make our products and technologies compatible with the products of third-party manufacturers or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate our products would cause our products to be significantly less attractive to customers.

THE FUELS ON WHICH OUR FUEL CELL PRODUCTS RELY MAY NOT BE READILY AVAILABLE ON A COST-EFFECTIVE BASIS.

Our fuel cell products require methanol and oxygen to operate. While ambient air supplies the necessary oxygen for aerobic applications, and a nitric oxidant provides the oxygen for anaerobic applications, we obtain methanol from suppliers. Even if methanol is available to us, if our price is such that power produced by our systems would cost more than alternatives, potential users would have less of an economic incentive to purchase our units.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Our ability to compete effectively will depend, in part, on our ability to maintain the exclusive ownership of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and other arrangements. Patents may not be issued under pending applications and any issued patents that we hold may not provide adequate protection for our products or processes. Moreover, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States and any resulting patents may be difficult to enforce.

There can be no assurance that our competitors will not either independently develop proprietary information that is the same or similar to ours or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if challenges to our intellectual property rights are asserted by third parties against us. We could incur substantial costs defending patent infringement suits brought by others and prosecuting patent infringement suits against third party infringers. Moreover, some foreign countries provide significantly less patent protection than the United States. Competitors’ products may infringe upon our patents and the cost of protecting our rights may be substantial, if not cost prohibitive, thereby undermining our ability to protect our products effectively.

We rely on confidentiality agreements with our employees and third parties to protect our unpatented proprietary information, know-how and trade secrets but we have no effective means to enforce compliance with the terms of these agreements.

GOVERNMENT REGULATION COULD IMPOSE BURDENSOME REQUIREMENTS AND RESTRICTIONS THAT COULD IMPAIR DEMAND FOR OUR FUEL CELL PRODUCTS.

We do not know the extent to which any existing regulations may impact our ability to distribute, market, or install our fuel cells or their cartridges. Once our fuel cell products reach the commercialization stage and we begin distributing our systems to our target early markets, federal, state or local government agencies may seek to impose regulations. Any government regulation of our fuel cell products, whether at the federal, state or local level, including any regulations relating to the use of these products, may increase our costs and the price of our fuel cells or cartridges, and may have a negative impact on our revenue and profitability. Furthermore, we expect that approval will be required to carry our fuel cell cartridges onto airplanes. These approvals have not yet been obtained nor have we determined the actual restriction or the specifics of what will be required.

ANY ACCIDENTS INVOLVING THE FLAMMABLE FUELS USED WITH OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

Our fuel cells use methanol. While our fuel cells do not use these fuels in a combustion process, the methanol itself is flammable. Because our products have not yet gained widespread market acceptance, any accidents involving our systems or other fuel cell-based products could materially impede demand for our products. In addition, we may be held responsible for damages. We do not currently have any property or liability insurance to cover such damages.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR RESEARCH, DEVELOPMENT AND MANUFACTURING OPERATIONS.

Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims. We are not currently insured against such risks.

OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING KEY PERSONNEL.

The successful development, marketing and manufacturing of our products will depend upon the skills and efforts of a small group of management and technical personnel. The loss of any of our key personnel could adversely impact our ability to execute our business plan. Furthermore, recruiting and retaining qualified executive, technical, marketing, manufacturing and support personnel in our emerging industry in the future will be critical to our success and there can be no assurance that we will be able to do so. We do not maintain “key-man” life insurance policies on any of our key personnel. As we grow, we may need to recruit other key personnel and our ability to recruit such key personnel may be limited.

WE MAY BECOME SUBJECT TO RISKS INHERENT IN INTERNATIONAL OPERATIONS INCLUDING CURRENCY EXCHANGE RATE FLUCTUATIONS AND TARIFF REGULATIONS.

If we sell or license our products or technologies outside the United States, we will be subject to the risks associated with fluctuations in currency exchange rates. We do not intend to enter into any hedging or other similar agreements or arrangements to protect us against any of these currency risks. We also may be subject to tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, unexpected changes in regulatory requirements, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO BE VOLATILE IN THE FUTURE.

Our quarterly operating results are likely to vary significantly in the future. Fluctuations in our quarterly financial performance may result from, for example:

•	unevenness in demand and orders for our products;

•	significant short-term capital expenses as we develop our manufacturing processes;

•	a shortage of the raw materials used in the production of our fuel cell systems; and

•	difficulties with outsourced manufacturing operations.

Because of these anticipated fluctuations, our sales and operating results in any fiscal quarter are likely to be inconsistent, may not be indicative of our future performance and may be difficult for investors to properly evaluate.

Risks Related to Our Common Stock

WE COULD ISSUE A SIGNIFICANT AMOUNT OF COMMON STOCK OR A SERIES OF PREFERRED STOCK THAT MIGHT ADVERSELY AFFECT OUR EXISTING COMMON STOCKHOLDERS.

Our articles of incorporation authorize the issuance of 500,000,000 shares of common stock and 5,000,000 shares of “blank check” preferred stock, with designations, rights and preferences that may be determined from time to time by our board of directors, which may be superior to those attached to the common stock. As of the date of this report, we have 2,500,000 designated as Series A with 2,312,727 issued. These Series A are convertible into 9,472,340 shares of our common stock. Issuance of additional common stock or preferred stock could result in substantial dilution to our existing stockholders. In the event of a preferred stock issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

WE INTEND TO SELL SHARES OF OUR COMMON STOCK UNDER AN EQUITY PURCHASE AGREEMENT SOUTHRIDGE WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE AND DILUTE THE HOLDINGS OF OUR SHAREHOLDERS.

On March 31, 2011, we executed the Agreement with Southridge.  Pursuant to the Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Southridge at a price equal to 94% of the market price, based on the formula set forth in our agreement with Southridge. We may need capital in excess of the amounts available under the Agreement, and we may seek additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners.  Under terms of the Agreement, our common stock will be purchased at a discount to the market price and this may cause dilution to existing shareholders. In addition, we may enter into other financing agreements which could result in future investors being granted rights superior to those of existing shareholders.

WE HAVE INCREASED THE NUMBER OF OUR AUTHORIZED SHARES OF COMMON STOCK TO HAVE SUFFICIENT SHARES AVAILABLE TO RAISE CAPITAL FOR CONTINUING OPERATIONS AND STRATEGIC INITIATIVES WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE AND DILUTE THE HOLDINGS OF OUR SHAREHOLDERS.

We now have issued and outstanding 94,669,794 shares of common stock out of 500,000,000 authorized shares.  In addition, we have reserved 9,472,340 shares to cover the conversion of the 2,312,727 shares of Series A Convertible Preferred Stock outstanding, 21,282,543 shares to cover outstanding options and 6,069,975 shares to cover outstanding warrants. As of the date of this prospectus, we would have 368,505,348 shares available to be sold to Southridge pursuant to our effective Registration Statement

THE SOUTHRIDGE AGREEMENT MAY NOT BE AVAILABLE WHEN WE NEED IT, THUS LIMITING OUR ABILITY TO FUND OPERATIONS.

The Agreement contains various conditions to our being able to use it, including effectiveness of the required registration statement and the absence of any material adverse change in our business or financial condition. Further, Southridge is a limited partnership registered in the state of Delaware and if it were unable or unwilling to fulfill its obligations, our legal remedies would be limited. Thus, we may be unable to sell shares under the agreement when we need the funds, and that could severely harm our business and financial condition.

WE RECENTLY FILED A CERTIFICATE OF CORRECTION WITH THE NEVADA SECRETARY OF STATE CORRECTING THE IMPLEMENTATION OF OUR AUGUST 2009 INCREASE IN AUTHORIZED COMMON STOCK FROM 20 MILLION SHARES TO 80 MILLION SHARES AND 6 FOR 1 FORWARD STOCK SPLIT.

We implemented our August 2009 authorized share increase from 20 million shares to 80 million shares and 6 for 1 forward stock split by, first, filing a certificate of amendment to the our articles of incorporation on August 3, 2009 to increase our authorized common stock and, then, effecting a forward split of 6 shares of common stock for every one share of common stock outstanding on August 14, 2009. We determined that we incorrectly filed a certificate of amendment pursuant to Nevada Revised Statutes § 78.390 instead of a certificate of change pursuant to Nevada Revised Statutes § 78.209. The certificate of change is the correct Nevada form for increasing authorized capital and effecting a corresponding stock split without stockholder approval. The certificate of correction that we filed with the Nevada Secretary of State corrects the implementation of the increase in authorized common stock and the forward stock split by (i) voiding the certificate of amendment that we filed on August 3, 2009 and (ii) replacing the certificate of amendment with a certificate of change. The certificate of change effects (i) as of August 3, 2009 an increase in our authorized common stock from 20 million shares to 80 million shares and (ii) as of August 14, 2009 a forward split of 4 shares of common stock for every one share of common stock outstanding. In addition, our board of directors also adopted resolutions to clarify that our board declared a share dividend of .5 shares of common stock for every one share of common stock outstanding which was effective immediately following the 4 for 1 forward split on August 14, 2009. Taken together, the 4 for 1 forward split and .5 for 1 share dividend resulted in the equivalent of a 6 for 1 forward stock split. We cannot provide assurance that the method of correcting the error in the implementation of our increase in authorized common stock and forward stock split will not be subject to challenge or that such challenge would not be successful.

OUR STOCK PRICE MAY BE VOLATILE AND, AS A RESULT, YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

There is a very limited public market for our common stock. We cannot predict the extent to which, or if, investor interest will lead to the development of an active and liquid trading market. If a market for our common stock develops, the price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the following:

•	the number of shares available for sale in the market;

•	variations in our actual and anticipated operating results;

•	our failure to timely achieve technical milestones;

•	our failure to commercialize our fuel cell systems;

•	changes in technology or competitive fuel cell solutions;

•	our failure to meet analysts’ performance expectations; and

•	lack of liquidity.

In addition, stock markets, particularly the OTCQB where our stock is currently traded, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may not be able to resell their shares on a timely basis if at all, and may lose their some or all of their investment.

BECAUSE WE DO NOT INTEND TO PAY ANY DIVIDENDS, STOCKHOLDERS MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT IN OUR COMMON STOCK.

We have not paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, are expected to be retained by us to finance and expand our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK RULES.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouse)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulations to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

USE OF PROCEEDS

The Selling Security Holders are selling all of the shares of our common stock covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the common stock. However, we will receive proceeds from any sale of the common stock under the Agreement to Southridge. We intend to use the net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTCQB under the symbol “NPWZ.”  The proposed offering price of the Put Shares is $0.01, which is the closing bid price of our common stock on April 25, 2011, as reported by the OTCQB.  The selling security holder may sell shares in any manner at the current market price.

SELLING SECURITY HOLDERS

We agreed to register for resale 31,000,000 shares of our common stock in this registration statement on behalf of the Selling Security Holders.

Security Holder Pursuant to the Agreement

Southridge is the potential purchaser of our common stock under the Agreement.  The 31,000,000 Put Shares offered in this prospectus are based on the Agreement between Southridge and us.  Southridge may from time to time offer and sell any or all of the Put Shares that are registered under this prospectus. The put option price is 94% of the average of the two lowest Bid Prices in the five trading days period immediately following the Put Date.

We are unable to determine the exact number of shares that will actually be sold by Southridge according to this prospectus due to:

•	the ability of Southridge to determine when and whether it will sell any of the Put Shares under this prospectus; and

•	the uncertainty as to the number of Put Shares, which will be issued upon exercise of our put options under the Agreement.

The following information contains a description of how Southridge acquired (or shall acquire) the shares to be sold in this offering. Southridge has not held a position or office, or had any other material relationship with us, except as follows.

Southridge is a limited partnership organized and existing under the laws of Bermuda. All investment decisions of, and control of, Southridge is held by its general partner Southridge Investment Group, LLC.  Stephen M. Hicks is the managing member of Southridge Investment Group, LLC, and he has sole voting and investment power over the shares beneficially owned by Southridge Investment Group, LLC. Southridge acquired, or will acquire, all shares being registered in this offering in the financing transactions with us.

Southridge intends to sell up to 31,000,000 shares of our common stock pursuant to the Agreement under this prospectus. On March 31, 2011, we entered into the Agreement with Southridge pursuant to which we have the opportunity, for a three-year period beginning on the date on which the SEC first declares effective this registration statement registering the resale of our shares by Southridge, to sell shares of our common stock for a total purchase price of $10,000,000.  For each share of our common stock purchased under the Agreement, Southridge will pay 94% of the average lowest Bid Price of any two trading days, consecutive or inconsecutive during the Valuation Period.

Furthermore, subject to the terms and conditions of the Agreement, at any time or from time to time after the effectiveness of this registration statement, we can notify Southridge in a Blackout Notice the existence of a potential material event based upon the good faith determination of our board of directors, and Southridge shall not offer or sell any of our shares acquired under the Agreement, or engage in any transaction involving or relating to such shares from the time the Blackout Notice was provided to them until Southridge receives our written notice that such potential material event has either been disclosed to the public or no longer constitutes a potential material event. If we deliver a Blackout Notice within fifteen trading days commencing a Closing Date and the Old Bid Price on the day immediately preceding the applicable Blackout Period is greater than the New Bid price on the first trading day immediately following such Blackout Period, then we are obligated to issue to Southridge a number of Blackout Shares, equal to the difference between (i) the product of (X) the Remaining Put Shares that were issued to Southridge on the most recent Closing Date and held by Southridge immediately prior to the Blackout Period, multiplied by (Y) the Old Bid Price, and divided by (Z) the New Bid Price, and (ii) the Remaining Put Shares.

In connection with the Agreement, Southridge is owed a due diligence fee equal to $10,000 worth of the Company’s restricted common stock.

We are relying on an exemption from the registration requirements of the Act for the private placement of our securities under the Agreement pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a public offering, Southridge is an “accredited investor” and/or qualified institutional buyer and the Investor has access to information about us and its investment.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Agreement. These risks include dilution of stockholders, significant decline in our stock price and our ability to draw sufficient funds under the Agreement when needed.

Southridge will periodically purchase shares of our common stock under the Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to Southridge to raise the same amount of funds, as our stock price declines.

Southridge and any participating broker-dealers are “underwriters” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by each of the Selling Security Holder as of the date hereof and the number of share of common stock being offered by each of the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holder. The “Amount Beneficially Owned After the Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After Offering
Southridge Partners II, LP (2)	32,683,478	31,000,000	1,683,478	1.3%

(1)	The number assumes the selling security holder sells all of its shares being offering pursuant to this prospectus.

(2)
Southridge Partners II, LP is a limited partnership organized and exiting under the laws of Bermuda. Southridge Investment Group, LLC is the managing partner of Southridge and has voting and investment power over the shares beneficially owned by Southridge.  Stephen M. Hicks is the managing member of Southridge Investment Group, LLC, and he has sole voting and investment power over the shares beneficially owned by Southridge Investment Group, LLC.

The number assumes that Southridge purchase the maximum amount of registrable Put Shares in this registration statement.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 31,000,000 shares issued pursuant to the Agreement held by certain Selling Security Holders.

The Selling Security Holders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent permitted by law, the Selling Security Holders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Security Holders or their respective pledges, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders. In addition, the other Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the selling stockholders.

Each of the Selling Security Holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Agreement. For each share of common stock purchased under the Agreement, Southridge will pay 94% of the average of the two lowest Bid Prices during the Valuation Period.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect Southridge to pay these expenses. We have agreed to indemnify Southridge and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $18,000.  We will not receive any proceeds from the resale of any of the shares of our common stock by Southridge.  We may, however, receive proceeds from the sale of our common stock under the Agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of:

•	500,000,000 shares of common stock, par value $0.001 per share, of which 94,669,794 shares were issued and outstanding on April 25, 2011; and

•
5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,500,000 shares have been designated by our board of directors as Series A Preferred Stock, of which 2,312,727 shares were issued and outstanding as of April 25, 2011.

The following summary describes the material terms of our common and preferred stock.  The description of common stock is qualified by reference to our Articles of Incorporation, as amended through the date of this prospectus, our bylaws, and the Certificate of Designation for our Series A Preferred Stock, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

All shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities. Our stockholders do not have cumulative or preemptive rights.

Series A Preferred Stock

In accordance with the terms of the Series A Preferred Stock, the Purchaser was entitled, after the issuance of the Series A Preferred Stock, to vote as a single class with the Company’s outstanding common stock (the “Common Stock”) only with respect to any proposal to increase the Company’s authorized Common Stock. With respect to such a proposal, Purchaser was entitled to forty votes per share of the Series A Preferred Stock. Accordingly, the Purchaser was entitled to 92,509,080 votes or 53% of the Company’s voting power with respect to the Consent Solicitation Statement proposal to increase our authorized Common Stock. Apart from this provision, the Purchaser is not entitled to vote with the Company’s Common Stock except as required by law.

Any shares of Series A Preferred Stock may, at any time, at the sole option of the Corporation, be converted into fully paid and non-assessable shares of Common Stock (a “Conversion”).  The number of shares of Common Stock to be issued upon a Conversion shall be calculated by, first, multiplying the number of Series A Preferred Stock being converted by the per share purchase price we received for such Series A Preferred Stock, and then, dividing such number by the average closing bid price of the Common Stock during the seven (7) Trading Days prior to the date the Series A Preferred Stock was issued to the holder. “Trading Day” means a day on which the OTCQB (or any of its successors) is open for trading.

Common Stock Purchase Warrants

As of April 25, 2011, there are 6,069,975 outstanding warrants to purchase shares of our common stock which are held by multiple investors. The following table summarizes the terms of these warrants.

	Expiration	Exercise
Grant Date	Date	Price	Quantity

04/27/06	04/26/11	$6.670	112,590
04/30/06	04/29/11	20.000	9,600
12/27/06	12/26/11	44.330	2,448
05/11/07	03/27/12	18.330	3,750
05/11/07	05/11/12	66.670	90,029
05/11/07	05/11/12	53.330	90,029
05/11/07	05/11/12	36.670	90,029
11/09/07	11/08/12	9.670	15,000
11/28/07	11/28/12	7.330	7,500
07/10/08	07/10/11	1.000	9,000
08/12/09	08/12/14	2.080	120,000
11/17/09	11/17/14	0.001	24,000
11/17/09	11/17/14	0.001	24,000
11/17/09	11/17/14	0.001	24,000
11/17/09	11/17/14	0.001	24,000
11/17/09	11/17/14	0.001	24,000
01/01/11	01/01/18	0.011	100,000
02/01/11	02/01/18	0.011	100,000
03/01/11	03/01/18	0.011	100,000
04/01/11	04/01/18	0.011	100,000
04/15/11	04/15/14	0.010	5,000,000
		Total	6,069,975

Options to Purchase Common Stock

As of April 25, 2011, there are 21,282,543 outstanding options to purchase shares of our common stock which granted under our Long Term Incentive Plan. The following table summarizes the terms of these options.

	Expiration	Exercise
Grant Date	Date	Price	Quantity

03/14/06	03/14/16	$6.6667	7,500
04/21/08	04/21/18	1.6667	12,000
07/21/08	07/21/18	0.6667	1,950
06/11/10	06/11/20	0.0800	3,708,735
11/16/10	11/16/20	0.0230	7,440,000
04/13/11	04/13/21	0.0089	10,112,358
		Total	21,282,543

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Neah Power Systems, Inc. appearing in Neah Power System, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2010 have been audited by Peterson Sullivan LLP, independent registered public accounting firm, as set forth in its report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Lucosky Brookman LLP, 33 Wood Avenue South, 6th Floor, Iselin, NJ 08830, will pass upon the validity of the Common Stock being offered hereby.

DESCRIPTION OF BUSINESS

Overview

We are engaged in the development and sale of renewable energy solutions. We have developed what we believe is a breakthrough, disruptive, direct methanol micro fuel cell which can serve as a replacement for batteries in a variety of products. Our fuel cells are designed to replace existing rechargeable battery technology in mobile electronic devices and small-scale transportation vehicles. Our long-lasting, efficient and safe power solutions for these devices, such as notebook PCs, military radios, and other power-hungry computer, entertainment and communications products, use our patented, silicon-based design. This fuel cell design creates higher power densities and enables lighter-weight, smaller form-factors, and will potentially create more cost effective, manufacturing and potentially lower product costs.

Based on the research and state of our technology, we believe our fuel cell will outperform lithium ion batteries and other batteries in terms of run time, recharge time, portability, and other measures of performance. We anticipate that our fuel cell solution will be particularly beneficial in applications requiring the use of more than one battery because the user will only need to use a single fuel cell with a supply of smaller fuel cartridges, which will result in reduced overall size and weight. Based on our eleven issued patents and 2 additional U.S. patent filings, we believe our technology is proprietary and can be protected.

We have won awards for our technology over the years, the most recent recognition being the Best of What’s NewTM 2010 award from the distinguished publication Popular ScienceTM.

In 2010 we continued to advance the development and maturity of our systems. This included the completion of the fuel cell prototype and the subsequent completion of a system not requiring the availability of oxygen from the environment (“anaerobic” or “closed loop system”). We also demonstrated an air-breathing (“aerobic”) system. We believe that these technologies provide the foundation for products to be produced for sale over the next fiscal year.

We have announced customer relationships with EKO Vehicles of Bangalore (“EKO”), Hobie Cat Company (“Hobie Cat”), the Electric Car Company (“ECC”), and a United States based large defense supplier. Partnering with these companies, we anticipate that we will develop early production devices for evaluation by original equipment manufacturers (“OEM”) for the eventual deployment of our fuel cell products during 2011. We anticipate that we will ultimately sell or license our products for resale by distributors and OEM customers.

We also intend to design and distribute the fuel cartridges that these fuel cells require for refueling. We anticipate that we will generate future revenues from the sale and licensing of both fuel cartridges and the completed fuel cells. Our business plan contemplates that we will subcontract to third parties substantially all of the production and assembly of the fuel cells and fuel cartridges.

The delay in our ability to acquire capital has led to postponement in the deployment of our business strategy. We intend to produce and deliver products in conjunction with the receipt of required financing.

Background

Neah Power Systems, Inc. was incorporated in the State of Nevada on February 1, 2001 under the name Growth Mergers, Inc. Effective March 9, 2006, Growth Mergers, Inc. entered into an Agreement and Plan of Merger, as amended on April 10, 2006, whereby Growth Acquisitions, Inc., a Washington corporation and wholly-owned subsidiary of Growth Mergers, Inc., merged with and into Neah Power Washington. Following the merger, Growth Mergers, Inc. changed its corporate name from Growth Mergers, Inc. to Neah Power Systems, Inc. By virtue of this merger, Growth Mergers, Inc. (as Neah Power Systems, Inc.) became the parent corporation of Neah Power Washington.

The purpose of the merger was to enable Neah Power Washington, as Growth Mergers, Inc.’s subsidiary, to access the capital markets via a public company. Our common stock currently trades on the OTC Markets under the symbol “NPWZ.”

Research and Development

We conduct our research and development, marketing and sales activities at our headquarters in Bothell, Washington. Contingent upon the receipt of adequate financing, we plan to continue investing in research and development, marketing, and sales. We anticipate that these efforts and resulting costs will increase in 2011 compared to prior years due to increased product development related to specific customer products and to additional improvements to our technology.

The Company’s Unique Patented Technology

Rather than joining numerous other companies attempting to create Proton Exchange Membrane (“PEM”)-based direct methanol fuel cells (“DMFCs”), we felt an entirely new design approach was necessary to achieve the power density, manufacturability, cost and reliability, and the unique ability to operate in anaerobic (non-air breathing) environments required by portable electronic devices and transportation applications. Our unique fuel cell design utilizes a patented porous silicon electrode structure and circulating liquid streams of fuel, oxidant and electrolyte that produce the chemical reactions needed to generate power. We believe that our use of porous silicon and liquid oxidant is unique in the fuel cell industry. In final form, our products can be packaged in plastic casings to create self-contained systems that retain the excess water produced during operation and prevent contamination to the cathode as occurs in traditional PEM-based DMFCs. Furthermore, since our design is based largely on standard silicon wafer processing, we believe that it should have significant manufacturing advantages over traditional fuel cells. Compared to competing DMFC technologies that use carbon-based electrodes and solid PEM’s, we believe that our fuel cell’s silicon-based approach will deliver higher power output, lower cost for the equivalent size of fuel cell, a cost efficient manufacturing model that is used by the semiconductor industry, and aerobic and anaerobic operations. In addition, our fuel cell contains all chemical reactants within the fuel cell and/or cartridge. We believe these attributes will give Neah distinct competitive advantages.

Porous Silicon Electrodes

Our electrode architecture uses conductive porous silicon as the catalyst support structure rather than carbon typically used in fuel cells. We use silicon wafers that are commonly used in the semiconductor industry. As part of our patented technology, the wafers are patterned with millions of micron sized pores, which significantly increase the available active surface area of the silicon. A conductive film is then applied to the surface of the pore walls followed by a catalyst coating over the conductive film. The process can be used to produce either anode or cathode electrodes depending on the type of catalyst used. The final result is a porous electrode that enables a larger reactive surface area to generate more power per unit area.

While our focus has been on the closed loop non–air (“anaerobic”) systems in 2009 and 2010 we also demonstrated an aerobic system which could be used where the quality of the air is high and predictable. This would reduce the complexity of the system, as well as increase the energy density of the system.

Comparison Between Porous Silicon Fuel Cells and PEM-Based Designs

We believe that the principal advantages of our approach over PEM-based designs include:

•
Our use of porous silicon electrodes and the liquid electrolyte eliminate a range of possible failure modes that have hampered introduction of PEM-based systems. These include degradation of the PEM membrane, crossover of methanol fuel and degradation of the cathode catalyst, damage to the cathode catalyst by exposure to airborne contaminants such as sulfur, and flooding or alternatively drying out of the cathode catalyst. We believe that these advantages will allow our fuel cells to operate in a broader range of environmental conditions, in all orientations, with high reliability.

•
The use of silicon technology allows us to make use of existing silicon production infrastructure, with reduced need to create specialized production facilities. We can also use standard silicon technology to optimize the dimension of the pores for high power, while optimizing the thickness to reduce cost and overall dimensions of the fuel cell.

•	The larger reaction area, coupled with the use of oxidizer at the cathode, leads to greater available power density, which reduces the size and cost of the fuel cell system.

•
Our technology allows us to create alternative product designs that do not require interactions with the environment for operation. This allows the use of our fuel cell products for applications like sensor networks that require operation without breathing air or expelling gases.

•	The design of the fuel cell avoids conflicts with numerous patents and is furthermore patented by Neah Power Systems.

•	Water created in the fuel cell reaction is retained in the fuel cartridge and not vented where it can damage the host device.

We believe that the principal disadvantages of our approach consist of the following factors:

•
Our approach requires both the fuel cell and the cartridge to contain acids at corrosive concentrations, but at concentrations lower than those extant in various liquid acid batteries. It is therefore important to ensure that users of the technology are safely separated from these acids.

•	The need to select materials compatible with the chemistry.

As an ongoing effort to increase the competitiveness of our product, we must focus on the following areas – These continuous improvement programs (CIP) would further enhance the performance differentiation of our fuel cell, reduce the cost, and enhance manufacturability and increase lifetime and reliability:

•	Increase the volumetric power density over the power density currently available in our fuel cells - this will enable more compact solutions;

•
Continue development of manufacturing techniques for fuel cell and fuel cartridge assembly, allowing the unit to meet relevant specifications (such as those of the Underwriters’ Laboratories) that are required by many customers;

•	Further develop manufacturing techniques for key components of the fuel cells and locate suitable manufacturing partners or subcontractors;

•	Reduce the gold and platinum precious metal content of the fuel cells from present levels according to a staged program in order to meet and exceed our production cost objectives; and

•	Improve the aerobic solution that will provide higher energy density for aerobic applications, while leveraging other capabilities from our anaerobic system.

Commercialization Strategy

We are focusing our initial strategy on markets requiring anaerobic or low oxygen content environments, such as underwater, transportation, aerospace and military applications. EKO, Hobie Cat, and Electric Car Company currently have electric drive consumer products where power capacity is limited by the need for extensive battery re-charging. Implementation of a fuel cell into such electric vehicles could enable continuous operation of these electric drive vehicles by the use of fuels cells with supplies of fuel cartridges. We have also announced a relationship with a large US defense supplier where we are exploring application for a variety of defense oriented applications. Also, competing PEM-based fuel cells could have significant operational limitations when environments contain diesel fumes or high or low humidity. We expect that the partnerships with these initial customers, and other potential customers, will enable us to validate our product, supply chain and overall product strategy.

Beyond these initial markets, we intend to pursue the military, industrial and consumer markets, since we believe that our product can also provide significant benefits to these business segments.

The Fuel Cell Market

Revenues generated in the fuel cell portable power market is estimated to have been $177 million in 2009 and is expected to reach $1.3 billion per year by 2016, according to market research companies like Frost and Sullivan and from our own research. Of this larger market, the market segment for underwater unmanned applications is estimated to be growing at a 30% cumulative aggregate growth rate. The market for batteries for transportation is expected to be in the $10 billion range by 2015. In all these markets, significant portions of the market can be served either by a fuel cell replacement of, or complement to, the existing battery technology. Fuel cells can be categorized by the market applications they potentially serve and by their power output. We are focused on providing an alternative or a complementary technology to conventional batteries for portable electronic devices that typically operate in the 5-2000+ Watt range. Specifically, we are targeting small scale and two and four wheeler transportation vehicles, military, industrial and consumer markets with potential applications for computer, electronic media as well as products for military and homeland security electronic equipment.

These segments of the fuel cell market include low power systems (less than 10 Watts) for low power devices and trickle chargers, and higher power systems (greater than 100 Watt) typically aimed at stationary power generation or vehicle power plants. In particular, our technology may provide some unique advantages over batteries and other types of fuel cells in harsh environments or where access is limited or unavailable.

Our target market segment has a number of specific requirements and unique challenges. To succeed in this segment, fuel cells must have a high power density (high wattage for their size and weight), be relatively insensitive to the quality of the surrounding air and be cost effective. They must also be safe, easily portable, and long-lasting. The fuel cells must be transportable and operate reliably in a wide range of environmental conditions.

Within the 10-100 watt battery replacement space, the dominant technology direction over the last 30 years has been the ongoing development of fuel cells based on PEM. A PEM is usually a polymeric structure resembling a thin sheet of plastic that conducts protons, acting as a solid state electrolyte for electrochemical reactions. Typical PEM based fuel cells use this material as a basic building block of the electrochemical power generation unit. PEM -based solutions may use either the oxidation of hydrogen gas as the fuel source or the direct oxidation of liquid methanol in the DMFC configuration.

The commercial development of PEM-based solutions has been hampered by a number of technical issues. Performance of these PEM membranes is highly dependent on maintaining tight environmental control of the operating conditions which has been difficult to achieve in product based designs. Longevity of the PEM based systems has also been a challenge with membrane and catalyst degradation issues limiting the operating life of the systems. Finally, PEMs are expensive to manufacture because they use costly proprietary materials and because the industry has not been able to develop the scalable low-cost manufacturing processes that are needed for the unique PEM fuel cell requirements.

Remote Area Power Supplies (“RAPS”) Market

We are pursuing the RAPS market which can provide 1kW to 10+ kW power systems that can operate off-the-grid. These systems would include a renewable, DC-based generation system (solar, wind, etc.), a power modulation system (DC-DC converter, DC-AC inverter) and storage systems. We expect increasing demand based on the current focus on renewable energy, and the need to reduce dependence on a depleting fossil fuels resources.  Based our internal marketing estimates and reports published by the marketing research firm of Frost and Sullivan, this market was estimated to be approximately $500 million in 2009 and is expected to grow to $2.5 billion by 2016. In addition, RAPS products could provide backup power for critical infrastructure like cell phone towers, communication infrastructure and other command and control systems in developed and developing countries.

Market for Military Applications

Our R&D efforts to date have demonstrated the potential use of our fuel cells in a variety of military applications. The completion of our prototype and the extended testing has demonstrated that the technology has the potential to provide higher density power at longer durations in a more reliable fashion. In addition, we believe our fuel cells will provide a more environmentally friendly solution compared with rechargeable or non-rechargeable batteries solutions as it relates to manufacturing processes and waste disposal. Our products particularly address anaerobic needs such as underwater, underground, close quarters and high altitude and no atmosphere applications specific to military needs.

We believe that the market for military applications will be a significant portion of the market, as reflected in market research by Frost and Sullivan, as well as our internal marketing estimates. This market includes battery replacement and new fuel cell alternatives for specialized applications such underwater and/or unmanned vehicles. Our product could also provide an effective backup power solution.

During the year ended September 30, 2009, we received payments of approximately $1,147,000 from the Office of Naval Research (“ONR”) pursuant to the terms of a grant providing expense reimbursement for continuing research and development having to do with certain technology. This contract included various technical developments, and the demonstration of a closed loop, self-contained, anaerobic system. This system was successfully developed and demonstrated to the ONR in September 2009.

Market for Industrial Applications, RAPS, and Transportation

We are currently developing RAPS that are renewable energy, fuel cell-based power generation and storage systems that can be used for distributed power applications where the quality of the electrical grid is non-existent or sub–par, or where back up power is needed.

In July 2009, we signed a Letter of Intent with EKO, one of India’s larger manufacturers of electric two wheel vehicles, to develop fuel cell battery charging units for integration into their electric scooters, as well as RAPS to act as charging stations for the scooters and off -grid power sources. With sufficient funding, we expect to deliver several beta prototype units in 2011 and, upon successful testing, we expect to sell several hundred additional units.

In July 2009, we signed a technology license agreement with Hobie Cat to explore the use of our proprietary fuel cells to power various recreational water craft products. Additionally, we signed a letter of intent with Hobie Cat to produce on-board fuel cell battery chargers for their line of electric kayaks. With sufficient funding, we anticipate delivery of several beta prototype systems in 2011, and several hundred systems on successful completion of the beta evaluations.

In April 2010, we signed a letter of intent with a large U.S. defense supplier to provide our innovative fuel cell technology for a variety of defense applications. With sufficient funding, we anticipate delivery of several beta prototype systems in 2011, and additional business on successful completion of the beta evaluations.

In October 2010, we signed a letter of intent with “The Electric Car Company” (“ECC”) to provide a fuel cell for their electric car products. The fuel cell would act as a trickle charger for the batteries, and hence become a range extender and address “range-anxiety” issues that are occur with the increasingly common electric vehicle deployment. With sufficient funding, we anticipate delivery of several beta prototype systems in 2011, and additional business on successful completion of the beta evaluations.

Market for Consumer Mobile Electronics

Recent trends continue to demonstrate a clear need for better and longer-lasting power solutions to close the “power gap,” which is defined as the difference between the power capacity and the power need, thus enhancing mobility and productivity. Based on user demand, mobile electronics companies continue to add features for richer experiences. Notebook PC makers, for example, in recent years have enhanced their products with larger, more vivid color displays, faster processors, larger hard drives, DVD and/or CD drives, as well as multimedia and wireless networking capabilities. Each of these additions requires more power and, taken together, can be a significant drain on a PC’s limited battery capacity. Users are also more dependent on these mobile devices and are using them longer without access to outlet power. Sales of notebook PCs continue to grow faster than those of the overall PC market, and now represent more than half of all PCs sold. The size of the consumer market fuel cells as battery replacements is estimated to be between $6 billion and $8 billion per year, as reflected in market research by Frost and Sullivan and our internal marketing estimates. Moreover, with the growth and widespread availability of high-speed wireless connections (Wi-Fi) in corporate offices and public locations, “persistent” computing - constant connectivity to the Internet, e-mail and corporate files - is becoming commonplace, creating additional demand for longer-lasting power.

While this is a large, and growing, market, we believe that our fuel cells, when fully developed, will be capable of bridging the mobile electronics “power gap.” We expect to offer products that produce more power and last longer than battery or other power solutions can offer.

Proprietary Rights and Intellectual Property

We rely primarily on patents and contractual obligations with employees and third parties to protect our proprietary rights. We continue to seek appropriate patent protection for our proprietary technologies by filing patent applications in the U.S. and in certain foreign countries. As of December 31, 2010, we owned or controlled eleven issued or allowed U.S. patents and two pending U.S. patent applications, including provisional patent applications.

Our patents and patent applications are directed to the components and systems involved in our fuel cell design and the use of porous substrates coated with catalyst as fuel cell electrodes and electrode structures, cell bonding techniques, and cartridges Our financial success will depend in large part on our ability to:

•	obtain patent and other proprietary protection for our intellectual property;

•	enforce and defend patents and intellectual property once obtained;

•	operate without infringing on the patents and proprietary rights of third parties; and

•	preserve our trade secrets.

In addition, we believe our fuel cell design and technology are not in conflict with the U.S. patents covering PEM-based DMFCs held by several organizations.

Employees

As of March 31, 2011, we had four employees, including two executive officers, one administrative and one technical employee. We have previously reported that we had furloughed most of our employees. We intend to rehire personnel and hire additional staff after raising sufficient funds. We also expect to continue to using outside business development consultants, whose compensation will be based on revenue opportunities they create.

Competition

The development and marketing of fuel cells and fuel cell systems is extremely competitive. In many cases, we may compete directly with alternative energy, fuel cell, and entrenched power-generation and power-storage technologies. In addition, a number of firms throughout the world have established fuel cell development programs, albeit most of them PEM-based. Competitors range from development stage companies to major domestic and international companies, many of which have:

•	substantially greater financial, technical, marketing and human resource capabilities;

•	established relationships with original equipment manufacturers;

•	name-brand recognition; and

•	established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those we develop or that would render our products and technology obsolete or non-competitive in the marketplace.

Available Information

We are a public reporting company and file annual, quarterly and special reports, and other information with the SEC. You may read and copy these reports at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or email the SEC at publicinfo@sec.gov for more information on the operation of the public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

DESCRIPTION OF PROPERTY

Our corporate offices and laboratory facilities are located at 22118 20th Ave SE, Suite 142, Bothell Washington, where we lease approximately 5,700 square feet of office space and 5,300 square feet of laboratory space. We currently lease on a month-to-month basis, and intend to negotiate with the landlord for a lease extension. The average monthly rental payment including utilities and operating expenses for the facility is approximately $19,000 per month. We believe that the leased facility is in good condition and adequate to meet our current and anticipated requirements.

LEGAL PROCEEDINGS

On September 11, 2009, a consultant of the Company filed a lawsuit in the Superior Court of California, County of Santa Clara, styled Novellus Systems, Inc. v. Neah Power Systems, Inc. alleging breach of contract due to unpaid vendor bills. The consultant obtained a default judgment in December 2009 in the amount of $62,524. In March 2011, this obligation was satisfied.

On December 4, 2009, our landlord filed a lawsuit against us for unpaid rent in the amount of $76,069 in the case styled Teachers Insurance & Annuity v. Neah Power Systems, Inc. in the Superior Court of the State of Washington, County of King (Case No. 09-2112914). Our landlord was granted a default judgment in December 2009 in the amount of $81,106.11. Pursuant to that judgment, in January 2010 we received a notice of eviction from our landlord because of the unpaid rent. Since the notice, we have paid $134,000 against that balance the landlord has extended the date for eviction. We owe approximately $244,000 of rent to the landlord as of the date of this report. We hope to avoid eviction by negotiating a payment plan acceptable to the landlord.

On January 20, 2010, our former Chief Executive Officer, Paul Abramowitz, initiated a lawsuit against us in the Superior Court for the State of Washington styled Abramowitz v. Neah Power Systems, et al. (Case No. 10-2-3688-1 SEA) in which Mr. Abramowitz has sued for breach of his employment contract in the amount of $275,000, plus interest, and willful failure to pay wages for which he seeks double damages or twice the amount of the wages allegedly withheld. Other persons presently affiliated with the Company or affiliated with the Company in the past, including Gerard C. D’Couto, Stephen Wilson, Jon M. Garfield, Ed Cabrera, Michael Selsman, Paul Sidlo, James Smith and Robert J. McGovern, were also named as defendants in the Abramowitz lawsuit. In connection with the Abramowitz lawsuit, our former director, James Smith, has filed a cross-complaint against the Company, the other defendants in the Abramowitz lawsuit, Michael Solomon, Leroy Olsen and Buzz Aldrin for breach of contract and unpaid wages related to Mr. Smith’s past service on our board of directors. We are contesting both lawsuits.

On March 3, 2010, a complaint was filed by the Chapter 7 Trustee of the law firm Dreier Stein Kahan Browne Woods George LLP in the Superior Court of California, Los Angeles Central District (Case No. BC432899) alleging breach of contract for past legal services and seeking $66,000. Dreier Stein obtained a default judgment in November 2009 in the amount of approximately $63,000 which includes the unpaid legal fee amounts plus interest. The judgment remains unpaid.

Other than those matters outlined above, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our common stock trades on the OTCQB under the symbol “NPWZ.”  Prior to February 23, 2011, our common stock was traded on the Over-the-Counter Bulletin Board (the “OTCBB”).

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTCQB and OTCBB.  The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended September 30, 2009:
First Quarter (October 1, 2008 – December 31, 2008)	$0.33	$0.08
Second Quarter (January 1, 2009 – March 31, 2009)	$0.27	$0.12
Third Quarter (April 1, 2009 – June 30, 2009)	$8.93	$0.12
Fourth Quarter (July 1, 2009 –September 30, 2009)	$5.27	$0.93

Fiscal Year Ended September 30, 2010:
First Quarter (October 1, 2009 – December 31, 2009)	$1.30	$0.59
Second Quarter (January 1, 2010 – March 31, 2010)	$0.79	$0.18
Third Quarter (April 1, 2010 – June 30, 2010)	$0.29	$0.04
Fourth Quarter (July 1, 2010 –September 30, 2010)	$0.12	$0.05

Fiscal Year Ended September 30, 2011:
First Quarter (October 1, 2010 – December 31, 2010)	$0.062	$0.014
Second Quarter (January 1, 2011 – March 31, 2011)	$0.025	$0.009

On July 27, 2009, we effected a 200:1 reverse stock split of all issued and outstanding shares of our common stock. On August 14, 2009, we effected a 4:1 forward split and a 0.5 for 1 share dividend of all issued and outstanding shares of our common stock resulting in the equivalent of a 6 for 1 forward stock split. This schedule reflects those changes to the historical prices.

The last sale price of our common stock on April 25, 2011, was $0.01.

(b) Holders

As of April 25, 2011, there were approximately 350 holders of record of our common stock. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

(c) Dividends

We have not declared or paid any dividends on our common stock and intend to retain any future earnings to fund the development and growth of our business.  Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future.  There are no restrictions on our present ability to pay dividends to stockholders of our common stock, other than those prescribed by Nevada law.

Selected Financial Data

Not applicable because the Company is a smaller reporting company, as defined by Rule 229.10(f)(1) of the Securities Exchange Act of 1934.

Supplementary Financial Information

Not applicable because the Company is a smaller reporting company, as defined by Rule 229.10(f)(1) of the Securities Exchange Act of 1934.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Background

We are engaged in the development and sale of renewable energy solutions. Our fuel cells are designed to replace existing rechargeable battery technology in mobile electronic devices and small-scale transportation vehicles. Our long-lasting, efficient and safe power solutions for these devices, such as notebook PCs, military radios, and other power-hungry computer, entertainment and communications products, use our patented, silicon-based design with higher power densities to enable lighter-weight, smaller form-factors, cost effective manufacturing, and potentially lower product costs. Based on our eleven issued patents and 2 additional U.S. patent filings, we believe our technology is proprietary and protected. We have won awards for our technology, the most recent recognition being the Best of What’s NewTM 2010 award from the distinguished publication Popular Science.

We have announced customer relationships with EKO Vehicles of Bangalore (“EKO”), Hobie Cat Company (“Hobie Cat”), the Electric Car Company (“ECC”), and a large defense supplier in the United States Government. Partnering with these companies, we anticipate that we will develop early production devices for evaluation by original equipment manufacturers (“OEM”) for the eventual deployment of our fuel cell products during 2011. We anticipate that we will ultimately sell or license our products for resale by distributors and OEM customers.

We also intend to design and distribute the fuel cartridges that these fuel cells require for refueling. We expect to generate future revenues from the sale and licensing of both fuel cartridges and the completed fuel cells. Our current business plan contemplates that we will subcontract to third parties substantially all of the production and assembly.

To attain profitable operations and generate cash flow, management’s plan is to execute our strategy of:

(i)	completing production prototypes for EKO vehicles, Hobie Cat, and other customers, and qualifying the product for high volume market acceptance; and

(ii)	Developing and deploying RAPS systems, and other energy generation and storage solutions.

The delay in our ability to acquire capital has led to postponement in the deployment of our business strategy. We intend to produce and deliver products in conjunction with the receipt of required financing.

Results of Operation

December 31, 2010 as compared to December 31, 2009

The following table shows our revenue and expenses for the three months ended December 31, 2010 and 2009:

	For the three months ended December 31,
	2010	2009
Revenues	$-	$-
Operating expenses
Research and development expense	53,695	180,651
General and administrative expense	499,355	2,318,946
Total operating expenses	553,050	2,499,597
Loss from operations	(553,050)	(2,499,597)

Other expense
Financing costs	-	(101,765)
Interest expense	(84,353)	(276,223)
Loss on extinguishment of debt	(219,261)	-
Net Loss	$(856,664)	$(2,877,585)

Research and Development. Research and development expenses (“R&D”) consist primarily of salaries and other personnel-related expenses, consulting and other outside services, laboratory supplies, facilities costs and other costs and expense as incurred. Expense for the first quarter of 2011 decreased as compared to the first quarter of 2010, due to the following:

•	R&D salaries expense decreased by $93,000, to $7,000 in the first quarter 2011 due to reductions in personnel.

•	Facilities expenses decreased by $28,000, to $41,000 in the first quarter 2011 primarily due to a decrease in facilities operating expenses resulting from reductions in personnel.

We anticipate that R&D expenditures will increase significantly as we obtain financing to support additional development efforts and the manufacture of our products.

General and Administrative. General and administrative expenses (“G&A”) consist primarily of salaries and other personnel related expenses to support our R&D activities, non-cash stock-based compensation for general and administrative personnel and non-employee members of our board of directors, professional fees, such as accounting and legal, corporate insurance and facilities costs. The significant decrease in G&A expense in the first quarter of 2011 as compared to the first quarter of 2010 was primarily due to decreased public relations and marketing. Public relations and marketing expenses decreased by $1,929,000 to $95,000 in the first quarter of 2011 from $1,932,000 in the first quarter of 2010, due to the non-cash expense we incurred in 2010 related to the shares issued pursuant to the advisory services agreement with Summit Trading Limited to identify, introduce, engage, and compensate investor relations and/or public relations firms on our behalf which we entered into in the first quarter of 2010. These were partially offset in the first quarter 2011 by non-cash expense of $92,000 incurred related to shares issued in payment of investment and public relations services.

G&A expenses also increased due to the following:

•
G&A salaries expense increased by $6,000, to $138,000 in the first quarter of 2011 from $132,000 recorded in the first quarter of 2010, primarily due to the reestablishment of officer salaries to earlier levels from 2008. All additional salaries were approved by our board of directors and payments have been deferred until we receive adequate financing.

•
Non-director stock compensation increased by $41,000, to $86,000 in the first quarter of 2011 from $45,000 recorded in the first quarter of 2010. This increase was due to stock options issued to management and employees in November 2010 to encourage retention and to compensate for salary reductions and deferrals. In addition, we recorded $14,000 in warrant compensation in the first quarter of 2011, compared with $6,000 in the first quarter of 2010. Director stock based compensation increased in the first quarter of 2011 by $26,000 to $37,000 from $11,000 in the same period in 2010.

•
Professional services expenses decreased by $49,000, to $128,000 in the first quarter of 2011 from $177,000 recorded in the first quarter of 2010 primarily due to decreased non-cash consulting services in 2011.

Financing costs. We incurred financing costs and fees related to our outstanding loans. Financing costs decreased for the three months ended December 31, 2010 to nil from $102,000 in the prior year’s period. The decreased financing costs were due to non-interest expenses and fees associated with loans incurred in the three months ended December 31, 2009.

Interest expense. We incurred interest expense on our outstanding loans. Interest expense decreased for the three months ended December 31, 2010 to $84,000 from $276,000 in the prior year. This decrease was primarily due to the decreases in the principal balances of outstanding note payable resulting from foreclosure of common shares held as collateral by the holders of the notes.

September 30, 2010 as Compared to September 30, 2009

The following table shows our revenue and expenses for fiscal years 2010 and 2009:

	For the year ended September 30,		$	%
	2010	2009	Change	Change
Contract Revenues	$—	$1,106,976	$(1,106,976)

Operating expenses
Research and development expense	604,653	1,452,714	(848,061)	-58%
General and administrative expense	3,709,567	4,308,627	(599,060)	-14%
Operating loss from SolCool subsidiary	467,995	—	467,995
Total operating expenses	4,782,215	5,761,341	(979,126)	-17%
Loss from operations	(4,782,215)	(4,654,365)	(127,850)

Other expense
Financing costs	(123,139)	(426,582)	303,443	-71%
Interest expense	(768,269)	(1,433,367)	665,098	-46%
Gain on disposition of SolCool	433,696	—	433,696
Other	(3,220)	—	(3,220)
Net Loss	$(5,243,147)	$(6,514,314)	$1,271,167

Revenue. We had no revenues in the year ended September 30, 2010 as compared to $1.1 million due to the winding up of activity under our September 2008 contract with the Office of Naval Research that was completed in 2009.

Research and Development. Research and Development (“R&D”) expenses consist primarily of salaries and other personnel-related expenses, consulting and other outside services, laboratory supplies facilities costs and other costs. We expense all R&D costs as incurred. Total R&D expenses decreased significantly in the fiscal year ended September 30, 2010 due to the reduction in staff and operations caused by our financial condition. R&D expense for the year ended September 30, 2010 decreased as compared to the 2009 period, primarily due to the following:

•
R&D salaries expense for the year ended September 30, 2010 decreased by $560,000 to $277,000 from $837,000 recorded in the prior year due to the streamlining of operations and reductions in head count.

•
R&D project and laboratory expenses, including direct expenditures relating to the ONR contract decreased by $258,000, to $22,000 from $280,000 recorded in the prior year comparable period due to the reduction in R&D activities.

•	There was $34,000 in stock-based compensation expense incurred in the year ended September 30, 2010 compared with $74,000 in stock based compensation expense incurred in the prior year.

•	Facilities expenses increased by $17,000 to $251,000 from $234,000 recorded in the prior year period, primarily due to an increase in the cost of leased office space

•	Depreciation expense included in R&D expense was $21,000 in 2010 as compared to $28,000 in 2009, due to laboratory assets reaching the end of their accounting useful lives.

Contingent on the receipt of adequate capital into the company, we expect our R&D expenses to increase in 2011 due to the anticipated increase in product development activities and the development of specific customer products.

General and Administrative. General and administrative expenses (“G&A”) consist primarily of salaries and other personnel related expenses to support our R&D activities, non-cash stock-based compensation for general and administrative personnel and non-employee members of our board of directors, professional fees, such as accounting and legal, corporate insurance and facilities costs. The decrease in total G&A expenses in 2010 was primarily due to the decrease in stock-based compensation in the current year. Non-director Stock compensation expense decreased to $176,000 in 2010 from $2,685,000 in 2009. That decrease in stock compensation expense was due to stock options issued to management and employees in September 2009. These expenses were partially offset by increased public relations and marketing and other administrative expenses. These expenses increased by $2,249,000 to $2,341,000 in the year ended September 30, 2010, from $92,000 in the same period in 2009, primarily due to non-cash expenses related to the shares pursuant to advisory services agreements with Summit to identify, introduce, engage, and compensate investor relations and/or public relations firms on our behalf which we entered into in October 2009 and June of 2010. G&A expenses also increased due to the following:

•	G&A salaries expense for year ended September 30, 2010 increased by $36,000 to $449,000 from $413,000 recorded in 2009. These increases were primarily due to furloughs of staff in 2009.

•	We recorded $62,000 in the year ended September 30, 2010 for warrants issued to Strategic Advisory Board members in the first quarter of 2010 compared with nil in the 2009.

•
Board Compensation expenses decreased by $588,000 to $47,000 in the year ended September 30, 2010 from $635,000 in 2009. Of these expenses, $47,000 and $485,000 were recorded for director stock based compensation in the years ended September 30, 2010 and 2009, respectively. The board of director’s compensation in 2009 was recorded based on the implementation of the compensation plan approved in February 2009 and effective as of June 2008 and the issuance of stock options to directors in September 2009.

•
Professional services expenses for the year ended September 30, 2010 increased by $149,000, to $591,000 from $442,000 recorded in 2009. This increase was primarily due to equity based compensation for consultants and increased accounting services expenditures.

Contingent upon receipt of adequate capital into the company, we expect general and administrative expenses to increase in fiscal 2011 in support of our expected increased R&D and product development activities.

SolCool. We incurred an operating loss from our SolCool subsidiary in the amount of $468,000 for the year ended September 30, 2010 compared with nil in 2009. These costs arose due to the acquisition of SolCool in January 2010. Included in these 2010 expenses are the amortization of identifiable intangible assets in the amount of $462,000.

Financing costs. We incurred financing costs and fees related to our outstanding loans. Financing costs decreased for the year ended September 30, 2010 $304,000 to $123,000 from $427,000 in the prior year’s period. The decreases in financing costs were primarily due to the higher non-interest expenses and fees associated with the Agile loans incurred in 2009.

Interest expense. We incurred interest expense on our outstanding loans. Interest expense decreased for the year ended September 30, 2010 $665,000 to $768,000 from $1,433,000 in the prior year. This decrease was primarily due to the $567,000 of forbearance fees pertaining to the CAMHZN loan charged to interest expense in 2009 and reduced recorded interest on Agile and Capitoline notes. These reductions were partially offset by increased interest from increased loan balances on Agile and Capitoline note balances in the earlier 2010 periods and the accrual of interest with loan default interest rates in 2010. We expect interest expense to decrease in 2011 as a result of the lower loan balances and interest resulting from payment of loan and accounts payable balances from funds received from anticipated long term funding efforts.

Gain on disposition of SolCool Subsidiary. We recorded a gain on the disposition of our SolCool subsidiary.

Comparison of Annual Cash Flows

We used cash of approximately $1.2 million in our operating activities in 2010, compared to $1.0 million in 2009. Cash used in operating activities relates primarily to net losses offset partially by non-cash expenses such as share-based compensation and other items of net loss not requiring cash. We expect to use cash for operating activities in the foreseeable future as we continue our operating activities.

Our investing activities used cash of approximately $18,000 in 2010 compared to $16,000 in 2009.

Our financing activities provided cash of approximately $1.2 million in 2010 compared to $996,000 in 2009. Changes in cash from financing activities are primarily due to proceeds from sale of common stock and preferred stock, and net proceeds from notes payable, less principal payments

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities and expenses. Our critical accounting policies include revenue recognition, accounting for research and development costs, accounting for contingencies, accounting for income taxes, and accounting for share-based compensation. Other key estimates and assumptions that affect reported amounts and disclosures include depreciation and amortization and expense accruals. We base our estimates on historical experience and on actual information and assumptions that are believed to be reasonable under the circumstances at that time. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue when we have persuasive evidence of an arrangement, the services have been provided to the customer, the price for services is fixed and determinable, no significant unfulfilled obligations exist, and collectability is reasonably assured.

Contract revenues consist of amounts recorded from services provided to customers. Revenues earned under such arrangements are recorded as earned as the services are provided. Upfront payments received under contractual arrangements are deferred and recognized as revenue over the service period.

Share Based Payments

We use the Black-Scholes option pricing model as our method of valuation for share-based awards. Share-based compensation expense is recorded over the requisite service period typically and based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. Our determination of the fair value of share-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, expected stock price volatility over the term of the award and historical and projected exercise behaviors. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period estimates are revised. Although the fair value of share-based awards is determined in accordance with authoritative guidance, the Black-Scholes option pricing model requires the input of highly subjective assumptions and other reasonable assumptions could provide differing results. Non-cash compensation expense is recognized on a straight-line basis over the applicable vesting periods of one to ten years, based on the fair value of such share-based awards on the grant date.

Income Taxes

We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefits to be derived from net operating loss carryforwards measured using current tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the nature of the reverse merger that occurred in 2006 and the resulting greater than 50% change in control, our ability of to utilize NOL carryforwards from NPSWA may be limited.

Recent Accounting Pronouncements

In 2007, the FASB issued guidance regarding “Business Combinations’ which replaces previous guidance. The new provisions establish principles and requirements for how the acquirer recognizes and measures identifiable assets acquired, liabilities assumed, any noncontrolling interest and goodwill acquired, and also provide for disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Additional amendments address the recognition and initial measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies acquired as part of a business combination. The newly issued guidance is effective for fiscal years beginning after December 15, 2008 and is applied prospectively to business combinations completed on or after that date. The provisions are effective for our fiscal year ended September 30, 2010 and we applied the guidance in preparing our September 30, 2010 consolidated financial statements.

In 2009, the FASB issued guidance regarding “Measuring Liabilities at Fair Value”, which amends “Fair Value Measurements and Disclosures”, and provides clarification for the valuation techniques available when valuing a liability when a quoted price for an identical liability is not available, and clarifies that no adjustment is necessary related to the existence of restrictions that prevent the transfer of the liability. The amendments in this update require the use of valuation techniques that use the quoted price of an identical liability when traded as an asset, or quoted prices for similar liabilities or similar liabilities when traded as assets. The guidance is effective for the first reporting period, including interim periods, beginning after issuance on August 26, 2009, and is effective for our fiscal year ended September 30, 2010. Expanded disclosures related to significant transfers in and out of Level 1 and Level 2, and the requirement related to the presentation of the Level 3 reconciliation are not applicable at September 30, 2010, as we had no transfers in valuation levels or Level 3 financial assets and liabilities.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically tangible products containing software and hardware that function together to deliver the tangible products’ essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple –element arrangements revenue recognition accounting guidance. We adopted these new standards in the first quarter of 2010 using the prospective method, and the adoption did not have a material impact on our consolidated financial statements.

Liquidity and Capital Resources

We have prepared our condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We had approximately $9,000 in cash on hand as of March 31, 2011.  At December 31, 2010, we have a working capital deficit (excess of current liabilities over current assets) of $4.3 million and an accumulated deficit of $54.4 million as of December 31, 2010, the date of our most recent quarterly report on Form 10-Q.  Since our inception, we have reported net losses, including losses of approximately $857,000 during the three months ended December 31, 2010 and $5.2 million for our fiscal year ended September 30, 2010.  We expect losses to continue in the near future as we grow and redeploy our operations. Net cash used by operating activities approximated $102,000 during the three months ended December 31, 2010 and $1.2 million for our fiscal year ended September 30, 2010.  We have funded our operations through advances on stock subscriptions and short-term borrowings.  In this regard, during the three months ended December 31, 2010, we raised approximately $48,000 advances on stock subscriptions and $55,000 through note payable borrowings. Subsequent to December 31, 2010 we received approximately $124000 from investors for notes payable or in advances for equity or for debt investment.

We have limited capital resources and have sustained substantial losses, which raise substantial doubt about our ability to continue as a going concern. Investment funds received have not been sufficient to continue to support certain operating activities, which led to postponement in the deployment of our business strategy and curtailment of research and development activities during the fiscal year ended September 30, 2010 and during the current fiscal year. We continue to work with reduced staffing while we focus on raising capital. We must, therefore, raise sufficient capital to fund our overhead burden and our continuing research and development efforts going forward. Without additional funding, our current cash resources are expected to last only through the middle of May 2011. Our operations are currently focused on raising capital, sales, and business development. We are dependent on existing cash resources and external sources of financing to meet our working capital needs. To satisfy our working capital requirements, we are currently seeking financing from the sale of debt or equity instruments to current investors and potential strategic investors. There is no assurance that we will be successful in raising this capital on a timely basis, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the development program and business prospects and, depending upon the shortfall, we may have to curtail or cease our operations.

In addition to our common stock outstanding, as of April 25, 2011, we have potential stock equivalents outstanding including stock options, convertible debentures, warrants and Series A Preferred Stock convertible into shares of our common stock. Included in these derivative securities are Series A Preferred Stock convertible into 9,678,261 shares, options convertible into 21,282,543 shares, warrants convertible into 6,069,975 shares, and notes payable convertible into 36,230 shares of our common stock. Also, In October and November 2010, and in January 2011, we issued 180 day debentures to an investor for total cash proceeds of $60,000. The debentures with principal and interest are convertible into our common shares at our option or the option of the investor. The debentures plus accrued interest are convertible by the investor at a price per share equal to the lower of fifty percent of the average of the three lowest closing bid prices of our common stock for the thirty trading days immediately prior to the date that we receive notice of conversion or fifty percent of the lowest traded price for the twenty days trading prior to the closing of this agreement. We are entitled, until payment in full of the debentures, to convert the debentures at a price per share equal to fifty percent of the closing bid price of the common stock on the date that we issue such notice of conversion. In February 2011, we also issued 180 day debentures to an investor for cash proceeds of $30,000. The debentures with principal and interest are convertible into our common shares solely at the option of the investor. The debentures plus accrued interest are convertible by the investor at a price equal to the lower of $0.005 per share or fifty percent of lowest trading price within ninety days of the agreement date.

In March 2011, we issued additional 180 day debentures to the same investor for cash proceeds of $30,000. The debentures with principal and interest are convertible into our common shares solely at the option of the investor. The debentures plus accrued interest are convertible by the investor at a price equal to the lower of $0.005 per share or a price per share equal to the average closing price of our common stock for the five days prior to the date of the notice to convert.

We will continue to be dependent on outside capital to fund our operations for the near future. We have relied primarily on sales of securities and proceeds from borrowings for operating capital. Any future financing we obtain may further dilute or otherwise impair the ownership interest of our current stockholders. If we fail to generate positive cash flows or obtain additional capital when required, we could modify, delay or abandon some or all of our plans. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Recent Financing Activities

Subsequent to December 31, 2010, we received approximately $124,000 from investors in advances for equity or for debt investment.

In February 2011, we also issued 180 day debentures to an investor for cash proceeds of $30,000. The debentures with principal and interest are convertible into our common shares solely at the option of the investor. The debentures plus accrued interest are convertible by the investor at a price equal to the lower of $0.005 per share or fifty percent of lowest trading price within ninety days of the agreement date. In March 2011, we issued additional 180 day debentures to the same investor for cash proceeds of $30,000. The debentures with principal and interest are convertible into our common shares solely at the option of the investor. The debentures plus accrued interest are convertible by the investor at a price equal to the lower of $0.005 per share or a price per share equal to the average closing price of the Company’s common stock for the five days prior to the date of the notice to convert.

In January 2011, certain notes payable holders, under the default terms of a securities purchase agreement, foreclosed on 3,897,694 which represented the remaining shares held as collateral under the agreement. The market value of the shares totaling $43,000 has been applied against the balance due the note holders.

In January 2011, we issued 2,312,727 shares of Series A Preferred Stock in consideration for funds advanced to us in the amount of $127,000.

In February 2011, we filed with the Securities and Exchange Commission a preliminary consent solicitation to increase our authorized common stock from 80 million to 500 million shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
 AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not hold any derivative instruments and do not engage in any hedging activities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of April 25, 2011.  All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are elected or appointed to serve until the next board of directors meeting following the annual meeting of stockholders.  Also provided is a brief description of the business experience of each director and executive officer and the key management personnel and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Dr. Gerard C. D’Couto	44	President and Chief Executive Officer, Director
Jeffrey B Sakaguchi	50	Chairman of the Board of Directors
David Schmidt	48	Director
Jon M. Garfield	47	Director
Michael Selsman	74	Director
Stephen M. Wilson	55	Chief Financial Officer

Set forth below is biographical information concerning our directors and executive officers.

Dr. Gerard C. (Chris) D’Couto has served as a member of our Board since January 28, 2008 and as our Chief Executive Officer and President since February 2008. Until such time, Dr. D’Couto served as our Chief Operating Officer and Executive Vice President since September 2007. Prior to joining us, Dr. D’Couto served as senior director of marketing at Form Factor Inc. from January 2006 until September 2007, where he headed the launch of NAND flash and DRAM sort probe cards. Prior to that, Dr. D’Couto had a nine-year tenure at Novellus Systems, Inc., with positions of increasing responsibility ranging from product management to technology development and sales. Prior to that, Dr. D’Couto worked at Varian Associates and as a consultant to Intel Corporation. Dr. D’Couto received a bachelor’s degree in chemical engineering from the Coimbatore Institute of Technology in India and also received a master’s and a doctoral degree in chemical engineering from Clarkson University in New York. Dr. D’Couto also earned an MBA from the Haas School of Business at the University of California, Berkeley. Mr. D’Couto was chosen to serve on our Board because of his management and operational skills from his business school education and past management positions as well as his technical knowledge related to our fuel cell technology.

Jeffrey B.Sakaguch has served on our board since November 2010. Mr. Sakaguchi has served since 2009 as the Chairman of the Board of Directors of the American Red Cross, Greater Los Angeles Chapter where he has been responsible for the financial and organizational turnaround of chapter performance. From 2004 until 2007, Mr. Sakaguchi served as the President and Chief Operating Officer of Evolution Robotics Retail, Inc. In that role, Mr. Sakaguchi co-led a spin-off of Evolution Robotics Retail, Inc. from its former parent company and developed and executed a commercialization strategy for a breakthrough visual scanning product targeted for the retail industry. From 1995 until 2003, Mr. Sakaguchi was a partner with the management and technology consulting firm of Accenture LLP based in Los Angeles, where he served as the Managing Partner for the North American Energy Strategy Practice. From 1989 until 1995, Mr. Sakaguchi was a consultant with McKinsey & Company, Inc. in Los Angeles, where he served as a Senior Engagement Manager. Mr. Sakaguchi earned his bachelors of science in chemical engineering from the Massachusetts Institute of Technology and his masters in business administration from the WhartonSchool of the University of Pennsylvania. Mr. Sakaguchi was chosen to serve on our Board because of his extensive business leadership experience with technology and emerging companies and his knowledge of the emerging fuel cell industry.

David Schmidt has served on our board since November 2010. Mr. Schmidt has served since 2008 as an independent consultant advising chemical, material and alternate energy spaces regarding strategic marketing and execution services. From 2004 until 2008, Mr. Schmidt served as the Manager of Commercial Excellence and the Strategic Marketing Business Development Manager at Honeywell International. From 2000 until 2003, Mr. Schmidt served as a Senior Director and Chief Operations Officer of Plasmion Corporation, Inc. Mr. Schmidt has also served in management positions at Film Specialties, Inc. from 1993 until 2000, Hydromer, Inc. from 1989 until 1992 and ROI Group, Inc. from 1986 until 1988. Mr. Schmidt earned his bachelor of science in business and economics from Lehigh University. Mr. Schmidt was chosen to serve on our Board because of his extensive executive and business development experience in technology industries.

Jon M. Garfield has served on our Board since May 2008. Mr. Garfield served as Chief Executive Officer of technology company Clearant, Inc. (OTCBB: CLRA) from January 2007 until October 2010 and as Chief Financial Officer at Clearant, Inc. from September 2006 until January 2007. Mr. Garfield has served as a member of Clearant, Inc.’s board of directors since May 2007. From September 2001 through 2006, Mr. Garfield served as an independent financial consultant, including advising as to SEC reporting obligations and Sarbanes-Oxley compliance. From 1998 until 2001, he served as Chief Financial Officer of a telecom service provider and a software developer. From 1996 to 1998, he served as Vice President of Acquisitions for the formerly NYSE-listed ground transportation consolidator Coach USA, Inc. From 1991 to 1996, Mr. Garfield served as Corporate Assistant Controller of Maxxim Medical, Inc., a formerly New York Stock Exchange listed manufacturer and distributor. During 1986 to 1991, Mr. Garfield practiced public accounting with Arthur Andersen and PricewaterhouseCoopers. Mr. Garfield received a Bachelor of Business Administration in Accounting from University of Texas, Austin. Mr. Garfield was chosen to serve on our Board because of his past experience in chief executive officer and chief financial officer roles at public companies and because of his financial literacy.

Michael Selsman has served on our Board since September 2009. Mr. Selsman writes and edits financial analyses, annual reports, stockbroker-investor overviews, corporate presentations, speeches, books and media communications for public and private companies. He has an extensive background in marketing, public relations, fund raising, media relations, strategic planning, corporate identity/image, public policy advocacy, employee communications and advertising. Since 1992, Mr. Selsman has been a principal of Public Communications Co. of Beverly Hills, California. Mr. Selsman was chosen to serve on our Board because of public relations knowledge and experience advising public companies on strategic matters.

Stephen M. Wilson, CPA, CMA has served as our Chief Financial Officer since July 2008 and Corporate Secretary since June 2008. He also served as Controller from April 2008 and July 2008. From May 2007 until February 2008, he served as Chief Financial Officer of Impart Media Group, Inc., a publicly-held digital signage technology company. From July 2006 until his promotion to Chief Financial Officer of Impart, he served as its Vice President of Finance/Corporate Controller. Impart Media Group, Inc. consented to bankruptcy relief on May 21, 2008 following a petition for involuntary bankruptcy filed on February 14, 2008 in the United States Bankruptcy Court for the Southern District of New York. From 2004 to 2006, he served as Division Controller for Rabanco Companies, a division of Allied Waste. From 2000 to 2004, Mr. Wilson was owner and President of Strategic Finance & Accounting Services, Inc.  He is a licensed Certified Public Accountant and is also a Certified Management Accountant. Mr. Wilson holds dual Bachelor of Arts degrees in Accounting and Business Administration from Western Washington University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended September 30, 2010 and the period October 1, 2010 through April 25, 2011 to the best of our knowledge each of the following persons was late in filing one Form 4: Gerard C. D’Couto, Stephen M. Wilson, Jeffrey Sakaguchi, Jon Garfield, David Schmidt, and Michael Selsman.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) for our principal executive, financial and accounting officers. The Code of Ethics addresses inter alia such issues as conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with applicable laws (including insider trading laws) and reporting of illegal or unethical behavior. We are committed to ensuring transparent and good corporate governance in our dealings with all stakeholders. Our Code of Ethics is included as an exhibit to our annual report Form 10-K for the fiscal year ended September 30, 2010.  Any person may obtain a copy of our Code of Ethics.

Audit Committee of the Board of Directors

We have an Audit Committee of the Board consisting of three independent directors, Jon M. Garfield (Chair), David Schmidt and Michael Selsman. Our Board has determined that Mr. Garfield and Mr. Schmidt qualify as Audit Committee financial experts. In addition to being independent under Nasdaq Marketplace Rule 5605(a)(2), all members of the Audit Committee meet the additional independence and qualification standards for audit committee members set forth in Nasdaq Marketplace Rule 5605(c)(2)(A). The Audit Committee functions in part as an independent and objective party with oversight of our financial reporting process and internal controls.

Compensation Committee of the Board of Directors

The Compensation Committee consists of three independent directors Jeffrey B Sakaguchi (Chair), Jon M Garfield and Michael Selsman. The functions of the Compensation Committee are to review and approve the goals of the Chief Executive Officer, to review and approve salaries, bonuses and other benefits payable to our executive officers and to administer our Long Term Incentive Compensation Plan and Employee Stock Purchase Plan.

Nominating Committee of the Board of Directors

The Nominating Committee consists of David Schmidt (Chair), Jon M Garfield, and Gerard C D’Couto. The Nomination Committee is responsible for proposing a slate of directors for election by the stockholders at each annual stockholders meeting and for proposing candidates to fill any vacancies.

Financing Committee of the Board of Directors

The Financing Committee consists of Gerard C D’Couto (Chair), David Schmidt, and Jeffrey Sakaguchi. The Financing Committee is responsible for evaluating various financing options and recommending to the full Board various financing avenues.

Governance Committee of the Board of Directors

The Governance Committee consists of three independent directors David Schmidt (Chair), Jon M. Garfield and Jeffrey Sakaguchi. The Governance Committee is responsible for supervision and oversight of our general operations

Limitation of Liability

The Nevada Revised Statutes provide that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Articles of Incorporation provide that we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permit a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Articles of Incorporation provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of our directors existing at the time of such repeal or modification.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal year ended September 30, 2010. Individuals we refer to as our “named executive officers” include our chief executive officer (and any individual serving in that capacity during the last fiscal year) and our two most highly compensated executive officers other than our chief executive officer whose compensation exceeded $100,000 during the fiscal year ended September 30, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other compensation ($) (3)	Total

Gerard C. (“Chris”) D’Couto	2010	$155,000			$47,000			$15,000	$217,000
President & CEO	2009	106,000			2,649,000			11,000	$2,766,000

Stephen M. Wilson	2010	$102,000			$21,000			$15,000	$138,000
Chief Financial Officer	2009	106,000			331,000			11,000	448,000

(1)	Salaries for officers include deferred salaries in the amount of $56,000 and $18,000 for Gerard C. D’Couto and Stephen M. Wilson, respectively.

(2)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. The assumptions used in the calculation of these amounts are described in note 6 to our consolidated financial statements filed with our annual report Form 10-K for the fiscal year ended September 30, 2010.

(3)	Consists of health related benefits provided to employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of September 30, 2010:

Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Dr. Gerard C. (Chris) D’Couto	2,200,000	(1)	388,000		$0.08	June 2020
Stephen M. Wilson	323,000	(2)	194,000		$0.08	June 2020
Chief Financial Officer	6,000	(3)	6,000		$1.67	Apr. 2018

(1)	These options vests in equal monthly installments over a twelve month period following the grant date;

(2)	These options vests in equal monthly installments over a twelve month period following the grant date;

(3)	These options vests in equal yearly installments over a 4 year period following the grant date.

Stock Option Plan and Stock Options

In March 14, 2006, we adopted our Long Term Incentive Compensation Plan (the “Plan”). We have since amended the Plan in August 2008 to increase the number of shares available for issuance under the plan to 6,000,000 shares and in April 2011 to increase the number of shares available for issuance under the plan to 25,000,000 shares. As of April 25, 2011, there were 21,282,543 stock options issued under the amended Plan. The Plan is to continue for a term of ten years from the date of its adoption.

The Plan seeks to promote our long-term success and our subsidiaries and to provide financial incentives to employees, members of the Board and advisors and consultants of our company and our subsidiaries to strive for long-term creation of stockholder value by providing stock options and other stock and cash incentive.

Our Compensation Committee has the authority to make awards, construe and interpret the Plan and any awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan.

If we change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award or all awards in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, may be equitably adjusted by the Committee, in its sole discretion.

The Board or the Committee may amend, suspend, terminate or reinstate the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award (subject to the reservation of the authority of the Committee to reduce payments on awards) or change the terms and conditions thereof without the consent of any affected award recipient.

Employee Stock Purchase Plan

In August 2008, we adopted an Employee Stock Purchase Plan (the “Stock Purchase Plan”). The amount of shares of common stock that may be sold pursuant to the Stock Purchase Plan shall not exceed, in the aggregate, 900,000. As of April 25, 2011, no shares have been purchased under the Stock Purchase Plan.

Employment, Severance and Change in Control Agreements

Under the terms of the Offer Letter entered into between Dr. Gerard C. (Chris) D’Couto and the Company when Dr. D’Couto joined us as Chief Operating Officer, Dr. D’Couto receives a per annum base salary of $225,000 and a bonus equal to 50% of his base salary upon the completion of certain milestones. Due to our financial circumstances, Dr. D’Couto has taken reductions in salary and did not earn the base salary of $225,000 in the years ended September 30, 2010 or 2009. In the event Dr. D’Couto’s employment is terminated (i) for any reason other than for cause or a winding down of our operations or (ii) due to a change in control where he is not offered a comparable position at a similar compensation, Dr. D’Couto will be entitled to a severance payment equal to six months of his then current base salary.

Under the terms of the offer letter dated April 18, 2008, we entered into an “at-will” employment letter agreement with Mr. Wilson that provides for an annual base salary of $130,000 and an annual performance-based bonus of up to $26,000, or 20% of base salary. Due to our financial circumstances, Mr. Wilson has taken reductions in salary and did not earn the base salary of $130,000 in the years ended September 30, 2010 or 2009.

Compensation of Directors

We do not have any formal policy for the compensation of our non-employee director. Our Board has made grants of stock options to our outside directors at various times as compensation for our director’s service on the Board. In the future, we anticipate adopting a policy of paying directors a fee for their attendance at board and committee meetings if the financial condition of our company improves.

The following table sets forth information regarding the compensation of directors during the fiscal year ended September 30, 2010:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)

Jon M. Garfield (2)			$13,000				$13,000
Eduardo Cabrera (3)			$2,000				$2,000
Michael Selsman (4)			$2,000				$2,000

(1)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. The assumptions used in the calculation of these amounts are described in note 6 to our consolidated financial statements filed with our annual report Form 10-K for the fiscal year ended September 30, 2010.

(2)	Options awards consist of approximately 216,000 options exercisable at $0.08 per share of which approximately 183,000 are fully vested. The options expire in June 2020.

(3)	Options awards consist of approximately 129,000 options exercisable at $0.08 per share of which approximately 110,000 are fully vested. The options expire in June 2020.

(4)	Options awards consist of approximately 86,000 options exercisable at $0.08 per share of which approximately 73,000 are fully vested. The options expire in June 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 25, 2011, by: (i) each of our named executive officers and current directors, (ii) all of our current executive officers and directors as a group and (iii) each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock. Unless otherwise specified, the address of each beneficial owner listed in the table is c/o Neah Power Systems, Inc., 22118 20th Avenue SE, Suite 142, Bothell, Washington 98021.

Percentage of class beneficially owned is based on 94,669,794 shares of common stock outstanding on April 25, 2011.  In accordance with SEC rules, when we computed the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 25, 2011.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned
Officers and Directors
Dr. Gerard C. D’Couto, President, Chief Executive Officer, Director (1)	5,872,895	6.2%
Jon Garfield, Director(2)	2,401,018	2.5
Jeffrey Sakaguchi, Director(3)	2,285,393	2.4
David Schmidt, Director(4)	2,085,393	2.2
Michael Selsman, Director(5)	2,521,643	2.7
Stephen M. Wilson, Chief Financial Officer(6)	2,790,397	2.9
All Directors and Officers as a Group (6 individuals)	17,956,739	19.0%

5% Stockholders
Summit Trading Limited(8)	5,085,756	5.4%
Green World Trust(9)	4,823,060	5.1%

* Less than one percent.

(1)	Consists of 400,002 common shares and 5,472,893 shares of common stock underlying options of which 4,786,643 are fully vested.

(2)	Consists of 2,401,018 shares of common stock underlying options of which 2,143,830 are fully vested.

(3)	Consists of 2,285,393 shares of common stock underlying options of which 1,985,393 are fully vested.

(4)	Consists of 2,085,393 shares of common stock underlying options of which 1,885,393 are fully vested.

(5)	Consists of 500,000 common shares and 2,021,643 shares of common stock underlying options of which 1,893,768 are fully vested.

(6)	Consists of 80,004 common shares and 2,710,393 shares of common stock underlying options of which 2,417,268 are fully vested.

(7)
Summit Trading Limited (“Summit”) is a Bahamian holding company and is owned by the Weast Family Trust. The Weast Family Trust is a private trust established for the benefit of C.S. Arnold, Daisy Rodriguez, Stephanie Kaye and Tracia Fields. C.S. Arnold is the settlor of the Weast Family Trust. The natural person exercising voting control of the shares of our common stock held by Summit is Richard Fixaris. The address of Summit is Charlotte House, P.O. Box N-65, Charlotte Street, Nassau, Bahamas.

(8)
The natural person exercising voting control over the shares of our common stock is Darren Baldo, Trustee of Green World Trust. The address of Green World Trust is 4093 Quakerbridge Road, Princeton Jct., NJ 08550.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

We did not enter into any transactions with related parties since the beginning of our most recently completed fiscal year in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years except as follows:

In September and October 2009, we received funds from Daisy Rodriguez, a private investor married to the primary beneficiary of Summit Trading Limited, one of our investors beneficially owning more than 5% of our common stock, in the aggregate face amounts of $100,000 and $25,000, respectively, and accruing interest at a 6% annual rate. In June 2010, we paid the notes and accrued interest in full by issuing common stock to Ms. Rodriguez.

In June 2010, we entered into an advisory services agreement with Summit Trading Limited (“Summit”), whereby they will identify, introduce, engage, and compensate investor relations and/or public relations firms on our behalf. Under the terms of this agreement as consideration for those services, we issued a non-interest bearing note payable in the amount of $300,000 payable. All services were provided during the year ended September 30, 2010.

Director Independence

The Board has adopted Nasdaq’s standards for determining the independence of its members. The Board has determined that Jeff B. Sakaguchi, Jon M. Garfield, David Schmidt and Michael Selsman qualify as independent directors in accordance with Nasdaq Marketplace Rule 5605(a)(2).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the U.S. Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Financial Statements

NEAH POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2010	2010

ASSETS

Current assets
Cash and cash equivalents	$4,221	$2,871
Prepaid expenses and other current assets	22,027	24,867
Total current assets	26,248	27,738

Property and equipment, net	19,889	22,919

Total assets	$46,137	$50,657

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$1,707,324	$1,664,296
Accrued expenses and other liabilities	608,881	478,446
Accrued interest	621,036	551,711
Notes payable - related parties	250,000	300,000
Notes payable, net of debt discount	995,070	1,130,043
Deferred revenue	189,500	189,500
Total current liabilities	4,371,811	4,313,996

Total liabilities	4,371,811	4,313,996

Commitments and contingencies

Stockholders' deficit
Preferred stock - $.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding
Common stock and additional paid-in-capital $0.001 par value, 80,000,000 shares authorized, 79,215,446 and 59,175,376 shares issued and 74,869,441 and 53,229,325 outstanding, respectively	50,048,152	49,253,823
Accumulated deficit	(54,373,826)	(53,517,162)
Total stockholders' deficit	(4,325,674)	(4,263,339)

Total liabilities and stockholders' deficit	$46,137	$50,657

See Notes to Condensed Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended December 31,
	2010	2009
Revenues	$-	$-

Operating expenses
Research and development expense	53,695	180,651
General and administrative expense	499,355	2,318,946

Total operating expenses	553,050	2,499,597

Loss from operations	(553,050)	(2,499,597)

Other income (expense)
Financing costs	-	(101,765)
Interest expense	(84,353)	(276,223)
Loss on extinguishment of debt	(219,261)	-

Net Loss	$(856,664)	$(2,877,585)

Basic and diluted loss per common share	$(0.01)	$(0.08)

Basic and diluted weighted average common shares Outstanding	63,344,321	36,027,869

See Notes to Condensed Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(856,664)	$(2,877,585)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	3,030	5,898
Amortization of deferred financing costs	-	101,765
Share-based payments included in operating expenses	233,192	2,027,821
Amortization of debt discount	15,028	32,242
Interest paid with common stock	-	172,308
Loss on extinguishment of debt	219,261	-
Changes in operating assets and liabilities
Prepaid expenses and other current assets	2,840	7,732
Accounts payable	129,903	151,066
Accrued expenses and other liabilities	151,460	100,183
Net cash used by operating activities	(101,950)	(278,570)

Cash flows from financing activities:
Net proceeds from sale of common stock	-	79,500
Net proceeds from notes payable	55,000	187,204
Advances on stock subscriptions	48,300	-
Proceeds from warrant exercises	-	869
Net cash provided by financing activities	103,300	267,573

Net change in cash and cash equivalents	1,350	(10,997)

Cash and cash equivalents, beginning of period	2,871	20,223

Cash and cash equivalents, end of period	$4,221	$9,226

Supplemental cash flow information

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Noncash investing and financing activities
Shares issued in connection with settlement of liabilities	$506,137	$46,639
Issuance of common stock for Solcool acquisition	$-	$249,990
Deferred financing costs paid with issuance of common stock	$-	$62,648
Original issue discount on notes payable	$-	$23,497
Prepaid financing fees paid in common stock	$-	$29,129
Beneficial conversion feature notes payable	$55,000	$-

See Notes to Condensed Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the three months ended December 31, 2010
(UNAUDITED)

	Common Stock and APIC
	Number of Shares		Accumulated	Total Stockholders'
	Outstanding	Amount	Deficit	Deficit
Balances at September 30, 2010	53,229,325	$49,253,823	$(53,517,162)	$(4,263,339)
Shares issued in connection with settlement of liabilities	19,640,116	506,137		506,137
Common stock and warrants issued for services	2,000,000	105,792		105,792
Compensation related to stock options, net of cancellations and forfeitures		127,400		127,400
Beneficial conversion feature on convertible debentures issued	-	55,000		55,000
Net loss for the three months ended December 31, 2010			(856,664)	(856,664)
Balances at December 31, 2010	74,869,441	$50,048,152	$(54,373,826)	$(4,325,674)

See Notes to Condensed Consolidated Financial Statements

NEAH POWER SYSTEMS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization - Our Company was incorporated in the State of Nevada in February 2001 and in 2006, merged with and into Neah Power Washington, and changed our name to Neah Power Systems, Inc. and became the parent corporation of Neah Power Washington. Neah Power Systems, Inc., together with its subsidiary, is referred to as the “Company” or “we”.

Business - We are engaged in the development and sale of renewable energy solutions. Our fuel cells are designed to replace existing rechargeable battery technology in mobile electronic devices and small-scale transportation vehicles. Our long-lasting, efficient and safe power solutions for these devices, such as notebook PCs, military radios, and other power-hungry computer, entertainment and communications products, use our patented, silicon-based design with higher power densities to enable lighter-weight, smaller form-factors and potentially lower costs. We have one operating segment. Our laboratory facilities and corporate office is located in Bothell, Washington.

Going Concern - The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our company as a going concern. Since our inception, we have reported net losses, including losses of approximately $857,000 during the three months ended December 31, 2010 and $5.2 million for our fiscal year ended September 30, 2010. We expect losses to continue in the near future as we grow and redeploy our operations. At December 31, 2010, we have a working capital deficit of $4.3 million and an accumulated deficit of $54.4 million. Net cash used by operating activities approximated $102,000 during the three months ended December 31, 2010 and $1.2 million for our fiscal year ended September 30, 2010. We have funded our operations through sales of our common stock, advances on stock subscriptions and short-term borrowings. In this regard, during the three months ended December 31, 2010, we raised approximately $48,000 advances on stock subscriptions and $55,000 through note payable borrowings. Subsequent to December 31, 2010 we received approximately $47,000 from investors in advances for equity or for debt investment.

Investment funds received have not been sufficient to continue to support certain operating activities, which led to postponement in the deployment of our business strategy and curtailment of research and development activities during the fiscal year ended September 30, 2010. We continue to work with reduced staffing while we focus on raising capital. Without additional funding, our cash is estimated to support our operations only into March 2011. These factors, and those of the preceding paragraph, raise substantial doubt about our ability to continue as a going concern.

We require additional financing to execute our business strategy and to satisfy our near-term working capital requirements. Our operating expenses will consume a material amount of our cash resources. Our management intends to raise additional financing to fund future operations and to provide additional working capital to further fund our growth. We are actively seeking to raise additional capital through the sale of shares of our capital stock. If management deems necessary, we might also seek additional funds through borrowings. There is no assurance that such financing will be obtained in sufficient amounts necessary or on terms favorable or on terms acceptable to us to meet our needs. In the event that we cannot obtain additional funds, on a timely basis or our operations do not generate sufficient cash flow, we may be forced to curtail our development or cease our activities.

The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Basis of Preparation and significant Accounting Policies

Basis of preparation of interim financial statements - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and note disclosures required by U.S. generally accepted accounting principles for complete financial statements. The accompanying unaudited financial information should be read in conjunction with the audited consolidated financial statements, including the notes thereto, as of and for the fiscal year ended September 30, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. The information furnished in this report reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of our consolidated financial position, results of operations and cash flows for each period presented. The results of operations for the interim period ended December 31, 2010 are not necessarily indicative of the results for any future period.

Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of our condensed consolidated financial statements include estimates as to the valuation of our equity related instruments.

Cash and cash equivalents - We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents. We place our cash balances with high credit quality financial institutions. At times, such balances may be in excess of the FDIC insurance limit. At December 31, 2010, no amounts were in excess of the FDIC limit.

Contingencies - Certain conditions may exist as of the date financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or not occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to pending legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

Fair value of financial instruments - We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts payable, notes payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

Research and Development Expense - Research and development costs are expensed as incurred.

Share based compensation - We use the Black-Scholes-Merton option pricing model as our method of valuation for stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. The Black-Scholes-Merton option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized on a straight-line basis over the applicable vesting period (deemed the requisite service period) based on the fair value of such stock-based awards on the grant date.

Net loss per share - Basic and diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents are excluded as the effect would be anti-dilutive due to our net losses. The following numbers of shares have been excluded from net loss per share computations for the periods ended December 31, 2010 and 2009:

	2010	2009
Convertible debt	36,230	341,425
Common stock options	11,170,185	2,858,245
Common stock purchase warrants	974,474	730,774
	12,180,889	3,930,444

Of the common stock options outstanding, 11,160,735 are exercisable conditional upon an increase in our authorized common shares. The convertible debt in this table does not include convertible debt where the price may be calculated using future market prices for our common stock.

Note 2. Notes Payable

2007 Notes payable - In November 2007, we received net proceeds of $465,000 and issued to a lender (the “Lender”) a $500,000 12% convertible secured promissory note, which was amended to mature in September 2008. We entered into an amended loan agreement, whereby the Lender agreed to forbear from exercising any remedies available under the loan documents or applicable law through March 2009, and in exchange, we agreed to pay a fee of $567,000 which was added to the principal balance of the loan and payable in cash or stock at our discretion. In 2009, we released to the Lender 1,635,000 shares held by the Lender as collateral shares valued at $327,000 based on the closing price of our common stock on the release date, which we recorded as a partial payment of the fee. In March 2010, we received a letter from the Lender stating that we were in default on the outstanding note. We are contesting the default notice and are disputing the validity of, among other things, the fee which was added to the note balance, and treatment of release of shares as a reduction of the fee. We have not reflected any change to previous accounting treatment for the transactions given the uncertainty regarding the ultimate resolution of these matters. To the extent new facts become known or ultimate settlement of this note occurs, the impact of the change will be reflected in the consolidated financial statements at that time. Included in our condensed consolidated balance sheet as of December 31, 2010 are notes payable of $740,000 and accrued interest of $417,000. On July 22, 2010, we entered into an agreement with the Lender pursuant to which we agreed to issue 240,000 shares of our common stock to the Lender. In exchange, the Lender agreed to (i) limit the number of shares of our common stock that it would sell; (ii) return any excess shares after sales proceeds received equal the unpaid principal and accrued and unpaid interest due under the note; and (iii) rescind for a minimum of thirty days from the date of the agreement the notice of default delivered to us in March 2010. In February 2011, we received a letter from the Lender stating that we were again in default.

2008 Notes Payable - In 2008, we entered into an agreement with one of our vendors, whereby the accounts payable balance owed was converted to an unsecured note payable, due in eight equal payments of $12,500 beginning in August 2008. As described in Note 4, in December 2010, the notes payable totaling $87,000 were settled in full by the issuance of approximately 6,945,000 shares of our common stock.

2009 Notes Payable - In February 2009, we entered into a Securities Purchase Agreement ( with amendments, the “Agreement”) with each of Agile Opportunity Fund, LLC and Capitoline Advisors Inc. (the “Investors”) pursuant to which we subsequently received funding through the issuance of promissory notes (the “Notes”) totaling approximately $1.1 million and an aggregate purchase price of $920,000, with a maturity date in  August 12, 2009 and prepaid interest at the rate of 18% per annum. The Notes are convertible into shares of our common stock at a conversion price of $3.33 per share, at the discretion of the note holder. The Notes are collateralized by a pledge of all our assets and, upon conversion, have certain piggyback registration rights. In October 2009, we entered into an amendment to the Agreement whereby we issued 10,000,000 shares of our common stock to be held as additional collateral for the Notes.

In April 2010, we received a letter from the Investors stating that we were in default under the Agreement and demanding payment of approximately $1.4 million for principal and interest due under the Notes. In conjunction with the notice of default, the Investors foreclosed on 4,502,306 shares of the 10,000,000 shares, valued at $991,000, of our common stock held as collateral and was applied against the principal of the Notes. In October 2010, the Investors foreclosed on an additional 1,600,000 shares valued at $61,000 which has been applied against the principal of the Notes. The remaining 3,897,694 collateral shares have been recorded as issued, but not outstanding at December 31, 2010. The remaining 3,897,694 collateral shares, valued at $43,000, were foreclosed on in January 2011. All shares released to the Investors were recorded based on the closing price of our common stock on the release date and have been applied against the balance of the Notes. Included in our December 31, 2010 condensed consolidated balance sheet at December 31, 2010 are notes payable of $104,000 and accrued interest of $196,000.

February 2010 Notes Payable – In February 2010, we entered into an agreement with one of our professional service providers, whereby our accounts payable balance of $141,000 owed was converted to a 6% note payable due June 1, 2010. As of December 31, 2010, the principal balance was $136,000, accrued interest was $7,000, and amounts are past due.

June 2010 Notes Payable - In June 2010, we entered into an advisory services agreement with Summit Trading Limited (“Summit”), whereby they will identify, introduce, engage, and compensate investor relations and/or public relations firms on our behalf. Under the terms of this agreement, as consideration for those services, we issued a non-interest bearing note payable in the amount of $300,000 payable upon demand and recognized expense of $300,000. In December 2010, we paid $50,000 of the note payable by the issuance of shares of our common stock leaving a balance due of $250,000 at December 31, 2010 (see Note 3.)

October and November 2010 Convertible Debentures

In October and November 2010, we issued 180 day debentures to an investor for total cash proceeds of $55,000. The debentures bear interest at an annual rate of 8% with principal and interest convertible into our common shares at our option or the option of the investor. The debentures plus accrued interest are convertible by the investor at a price per share equal to the lower of fifty percent of the average of the three lowest closing bid prices of our common stock for the thirty trading days immediately prior to the date that we receive notice of conversion or fifty percent of the lowest traded price for the twenty days trading prior to the closing of this agreement. We are entitled, until payment in full of the debentures, to convert the debentures at a price per share equal to fifty percent of the closing bid price of the common stock on the date that we issue such notice of conversion. We have recorded the fair value of the beneficial conversion feature in the amount of $55,000 as debt discount to be amortized to interest expense over the terms of the debentures with $15,000 amortized to interest expense during the three months ended December 31, 2010. The remaining $40,000 will be amortized over the remaining lives of the debentures.

Note 3. Stockholders’ Equity

Preferred Stock - Our board of directors has the authority to designate and issue up to 5,000,000 shares of $0.001 par value preferred stock in one or more series, and to fix and determine the relative economic rights and preferences of preferred shares any or all of which may be greater than the rights of our common stock, as well as the authority to issue such shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. Preferred stock is designated 2,500,000 shares to Series A.

In January 2011, our board of directors approved the issuance of 2,312,727 shares of Series A preferred stock (“Series A”) at a purchase price of $0.055 per share for net proceeds received of $127,200 to an investor under a Series A Securities Purchase Agreement. The Series A has no redemption rights or rights to dividends. In addition, each share of Series A is convertible, at the discretion of our management, into 4.1 shares of our common stock. Conversion is conditional upon an increase to the number of our authorized common stock. In addition, the holder of Series A preferred stock shall vote together as a single class with the holders of our common stock with respect to any proposal to increase the authorized shares of our common stock. The Series A preferred stock holder shall be entitled to forty votes for each share of Series A preferred stock with respect to such proposal. In February 2011, we filed with the State of Nevada certificates of withdrawal for 4,996,500 and 3,500 shares of our preferred stock designated to Series A and Series B, respectively. Also in February, we filed a certificate of designation for 2,500,000 shares of Series A preferred stock.

Common Stock - We are authorized to issue up to 80 million shares of $0.001 par value common stock. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights, or sinking fund provisions, and there are no dividends in arrears or in default. All shares of our common stock have equal distribution, liquidation and voting rights and have no preferences or exchange rights.

In February 2011, we filed with the Securities and Exchange Commission a preliminary consent solicitation to increase our authorized common stock from 80 million to 500 million shares. The holder of our Series A Preferred Stock has indicated to us that it intends to consent to this proposal. Because the investor holds approximately 53% of the voting power with respect to this proposal, the holder of the Series A Preferred Stock has sufficient voting power to approve this proposal.

During the three months ended December 31, 2010, we issued 18,040,000 shares of our common stock, valued at $445,000, to five investors in payment for outstanding debt balances. The total face value of debt converted to common stock consisted of $139,000 of short-term notes payable and $87,000 of vendor accounts payable. This resulted in a loss on extinguishment of debt of $219,000 which was recorded in the three months ended December 31, 2010.

In October 2010, the Investors foreclosed on an additional 1,600,000 shares valued at $61,000 which has been applied against the principal of the Notes (see Note 2.)

In November 2010, we issued 2,000,000 shares of our common stock to an advisor, valued at $92,000, for investment and public relations services.

Long Term Incentive Compensation Plan – Our Long Term Incentive Compensation Plan ("the Plan") was adopted in 2006 and amended in 2008. Under the amended Plan, the maximum number of shares issuable is 6,000,000. The Plan is to continue for a term of ten years from the date of its adoption. The Plan is administered by our board of directors. We have granted stock options under the plan to employees, members of our board of directors, and advisors and consultants. No options have been exercised. Options are exercisable for ten years from date of grant. In October of 2010, our board of directors amended the plan to increase the authorized shares issuable under the Plan to 16,000,000. Our stockholders have not yet approved that amendment. The following table summarizes stock option activity during the three months ended December 31, 2010:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at September 30, 2010 (3,113,115 exercisable options)	3,936,760	$0.120
Grants	7,440,000	0.023
Forfeitures	(187,169)	1.280
Cancellations	(19,406)	0.080
Exercised	-	-
Outstanding at December 31, 2010 (5,051,702 exercisable options)	11,170,185	$0.048

Of the 11,170,185 options outstanding at December 31, 2010, the exercise of 11,160,735 are contingent upon an increase to our authorized common shares. Of the 5,051,702 exercisable options, the exercise of 5,043,227 are contingent upon an increase to our authorized common shares.

The weighted average remaining contractual lives of outstanding options was 9.7 years. For exercisable options as of December 31, 2010, the weighted average contractual term was 9.6 years.

As of December 31, 2010, we had approximately $257,000 of total unrecognized compensation cost related to non-vested stock-based awards granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. We expect to recognize this cost in 2011 and 2012.

As of December 30, 2010, the aggregate intrinsic value of options outstanding, representing the excess of the closing market price of our common stock over the exercise price, is nil.

We determine the value of share-based compensation using the Black-Scholes fair value option-pricing model with the following weighted average assumptions for options granted during the three months ended December 31, 2010:

Risk free interest rate	1.49%
Expected dividend yield	0.0%
Volatility	215%
Expected life in years	5

There were no options granted during the three months ended December 31, 2009. Share-based payments recognized as expense are as follows for the three months ended December 31, 2010 and 2009:

	2010	2009
Common stock options	$127,400	$55,652
Common stock purchase warrants	13,792	6,448
Issuance of common stock	92,000	1,965,721
Total share based payments	$233,192	$2,027,821

Total share based payments were recorded as follows:
Research and development expense	4,682	-
General and administrative	228,510	2,027,821
	$233,192	$2,027,821

In November 2010, we issued to employees an aggregate of 7,440,000 options having an exercise price of $0.023 per share, which was equal to the fair value of our common stock on the date of grant. Exercise of these shares is conditional upon an increase to the number of authorized shares of our common stock.

Warrants – At December 31, 2010, there were warrants outstanding for the purchase of approximately 974,474 shares of our common stock at a weighted average exercise price of $16.03 per share. No warrants were granted, exercised or expired during the three months ended December 31, 2010. Warrants outstanding at December 31, 2010 expire at various dates from February 2011 to November 2014.

Employee Stock Purchase Plan - In 2008, we adopted an Employee Stock Purchase Plan, under which the number of shares of common stock that may be sold shall not exceed, in the aggregate, 900,000 shares. No shares have been purchased under this plan

Note 4. Commitments and Contingencies

Our offices and laboratory facilities are leased under a lease agreement which expired in 2009. We currently lease on a month-to-month basis and intend to negotiate with the landlord for a lease extension. As of December 31, 2010, monthly minimum rental and related payments were approximately $19,000 per month.

Pertaining to severance obligations and related costs in 2008, our former Chairman, President and Chief Executive Officer as an officer and director, has initiated a lawsuit against us in the Superior Court for the State of Washington alleging breach of contract in the amount of $275,000, plus interest, and willful failure to pay wages for which double damages or twice the amount of the wages allegedly withheld are sought. We dispute these claims and will defend our rights vigorously. While we have not made any payments and contest that any payment is due under our agreements with the former officer, included in accounts payable, is $314,000, which was recognized as expense in 2008.

As disclosed in Note 2, we have received notices of default on various note payable obligations and are engaged in discussions with our creditors regarding these obligations.

In 2009, we entered into an agreement with an investment firm whereby the firm committed to from us at our sole discretion, shares of our preferred stock through July 2010. No shares were issued as no funds were received upon notices issued and the agreement has expired. In May 2010, we received a notice from the firm alleging the firm was entitled to fees of $500,000 pertaining to the agreement. We dispute this claim and will defend our rights vigorously. No amounts have been recorded for this contingency in these condensed consolidated financial statements.

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Note 5. Deferred Salaries Executive Officers

In response to our working capital limitations, we have deferred the payments of salaries payable to our Chief Executive Officer and our Chief Financial Officer. In our condensed consolidated balance sheets at December 31, 2010 and September 30, 2010, we have recorded balances of approximately $225,000 and $158,000, respectively, to accrued expenses pertaining to these deferred payments.

Note 6. Subsequent Events

Subsequent to December 31, 2010 we received approximately $47,000 from investors in advances for equity or for debt investment.

 In January 2011, certain notes payable holders, under the default terms of a securities purchase agreement, foreclosed on 3,897,694 shares of our common stock which represented the remaining shares held as collateral under the agreement. The market value of the shares totaling $43,000 has been applied against the balance due the note holders (see Note 2.)

In January 2011, our board of directors approved the issuance of 2,312,727 shares of Series A preferred stock (see Note 3).

In February 2011, we filed with the Securities and Exchange Commission a preliminary consent solicitation to increase our authorized common stock from 80 million to 500 million shares (see Note 3).

In February 2011, we received a letter from the Lender notifying us of default on certain notes payable (see Note 2.)

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Neah Power Systems, Inc.
Bothell, Washington

We have audited the accompanying consolidated balance sheets of Neah Power Systems, Inc. and Subsidiary ("the Company") as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neah Power Systems, Inc., and Subsidiary as of September 30, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company had an accumulated deficit of approximately $53.5 million and negative working capital of approximately $4.3 million at September 30, 2010.  Additionally, net cash used in operating activities was approximately $1.2 million for the year ended September 30, 2010, and the Company has experienced recurring losses from operations.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding this matter are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
January 13, 2011

NEAH POWER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
September 30, 2010 and 2009

ASSETS
	September 30,	September 30,
	2010	2009
Current assets
Cash and cash equivalents	$2,871	$20,223
Deferred financing costs, net	--	28,594
Prepaid expenses and other current assets	24,867	63,956
Total current assets	27,738	112,773

Property and equipment, net	22,919	43,919

Total assets	$50,657	$156,692

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$1,664,296	$1,763,581
Accrued interest	551,711	139,098
Accrued expenses and other liabilities	478,446	382,341
Notes payable - related parties	300,000	102,416
Notes payable	1,130,043	1,776,299
Deferred revenue	189,500	189,500
Total current liabilities	4,313,996	4,353,235

Total liabilities	4,313,996	4,353,235

Commitments and contingencies

Stockholders' deficit
Common stock and additional paid-in-capital
$0.001 par value, 80,000,000 shares authorized, 59,175,376 and 34,833,598
shares issued and 53,229,325 and 34,377,890 outstanding, respectively	49,253,823	44,077,472
Accumulated deficit	(53,517,162)	(48,274,015)
Total stockholders' deficit	(4,263,339)	(4,196,543)

Total liabilities and stockholders' deficit	$50,657	$156,692

See Notes to Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended September 30, 2010 and 2009
	For the	For the
	Year ended	Year ended
	September 30, 2010	September 30, 2009
Revenues	$--	$1,106,976

Operating expenses
Research and development expense	604,653	1,452,714
General and administrative expense	3,709,567	4,308,627
Operating loss from SolCool subsidiary	467,995	--
(including amortization expense of $461,954)

Total operating expenses	4,782,215	5,761,341

Loss from operations	(4,782,215)	(4,654,365)

Other income (expense)
Financing costs	(123,139)	(426,582)
Interest expense	(768,269)	(1,433,367)
Gain on disposition of SolCool Subsidiary	433,696	--
Other	(3,220)	--

Net Loss	$(5,243,147)	$(6,514,314)

Basic and diluted loss per common share	$(0.12)	$(0.45)

Basic and diluted weighted average common shares
outstanding	42,327,193	14,569,968

See Notes to Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2010 and 2009

	2010	2009

Cash flows from operating activities:

Net loss	$(5,243,147)	$(6,514,314)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	21,000	27,688
Amortization of deferred financing costs	123,139	426,582
Amortization of intangible assets	461,954	-
Gain on disposition of SolCool subsidiary	(433,696)	-
Share-based payments included in operating expenses	2,407,425	3,332,707
Issuance of note payable to related parties as consideration for consulting services	300,000	-
Non-cash forbearance fees on note payable	-	567,000
Amortization of debt discount	36,958	122,098
Interest paid with common stock	304,026	563,727
Other	3,220	1,861
Loss on disposal of assets	-	263
Changes in operating assets and liabilities, net of effects of business combination
Contract receivable	-	39,718
Prepaid expenses and other current assets	23,089	(4,108)
Accounts payable	241,235	114,513
Accrued expenses and other liabilities	514,330	303,300
Other	(461)	-
Net cash used by operating activities	(1,240,928)	(1,018,965)

Cash flows from investing activities:
Issuance of notes receivable	-	(16,000)
Cash payments for acquisition of SolCool (not returned on disposition)	(18,299)	-
Net cash used by investing activities	(18,299)	(16,000)

Cash flows from financing activities:
Net proceeds from sale of common stock	1,064,998	-
Net proceeds from notes payable	183,424	832,091
Proceeds from warrant exercises	869	-
Proceeds from sale of Series A convertible preferred stock	-	191,020
Principal payments on notes payable	(7,416)	(27,584)
Net cash provided by financing activities	1,241,875	995,527

Net change in cash and cash equivalents	(17,352)	(39,438)

Cash and cash equivalents, beginning of period	20,223	59,661

Cash and cash equivalents, end of period	$2,871	$20,223

Supplemental cash flow information

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Noncash investing and financing activities
Shares issued in connection with settlement of liabilities	$1,323,813	$35,000
Issuance of common stock for Solcool acquisition	$245,148	$-
Return of common stock on disposition of SolCool	$(245,148)
Accounts payable financed with Note Payable	$141,047	$--
Deferred financing costs paid with issuance of common stock	$75,221	$364,128
Original issue discount on notes payable	$28,213	$130,843
Increase in note payable due to forbearance fee	$-	$567,000
Shares issued in partial payment of forebearance fee on note payable	$-	$327,000

See Notes to Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Years Ended September 30, 2010 and 2009

	Preferred Stock		Common Stock and APIC			Total
	Number		Number of Shares		Accumulated	Stockholders'
	of Shares	Amount	Outstanding	Amount	Deficit	Deficit
Balances at September 30, 2008	20,217,100	669,007	6,504,888	$38,594,883	$(41,759,701)	$(2,495,811)
Sale of Series A preferred stock	4,775,500	191,020				191,020
Conversion of Series A preferred stock to common stock	(24,992,600)	(860,027)	19,994,394	860,027		-
Shares issued in partial payment of forebearance fee on note payable			1,635,000	327,000		327,000
Shares issued in connection with settlement of liabilities			199,998	20,000		20,000
Common stock and warrants issued for services			405,500	127,252		127,252
Compensation related to stock options, net of cancellations and forfeitures				3,205,455		3,205,455
Shares issued for financing costs			1,620,470	364,128		364,128
Shares issued in payment of interest on notes payable			1,955,050	563,727		563,727
Issuance of common stock pursuant to antidilution provisions of common stock purchase agreement and settlement of note payable			1,950,000	15,000		15,000
Net loss for the year ended September 30, 2009					(6,514,314)	(6,514,314)

Balances at September 30, 2009	-	-	34,265,300	44,077,472	(48,274,015)	(4,196,543)
Shares issued in connection with settlement of liabilities			8,401,429	1,323,813		1,323,813
Issuance of common stock for cash, net of fees			7,881,636	1,064,998		1,064,998
Exercise of warrants			26,058	869		869
Issuance of common stock for Solcool acquisition			476,187	245,148		245,148
Return of common stock on disposition of SolCool			(476,187)	(245,148)		(245,148)
Common stock and warrants issued for services			1,808,176	2,150,275		2,150,275
Compensation related to stock options, net of cancellations and forfeitures				257,150		257,150
Shares issued for financing costs			191,880	75,221		75,221
Shares issued in payment of interest on notes payable			654,846	304,025		304,025

Net loss for the year ended September 30, 2010					(5,243,147)	(5,243,147)
Balances at September 30, 2010	-	$-	53,229,325	$49,253,823	$(53,517,162)	$(4,263,339)

See Notes to Condensed Consolidated Financial Statements

NEAH POWER SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010 and 2009

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization - Neah Power Systems, Inc. was incorporated in the State of Nevada in February 2001, under the name Growth Mergers, Inc. In 2006, pursuant to terms of an Agreement and Plan of Merger as amended, a wholly-owned subsidiary of Growth Mergers, Inc., merged with and into Neah Power Washington. Following the merger, Growth Mergers, Inc. changed its name to Neah Power Systems, Inc. and became the parent corporation of Neah Power Washington. Neah Power Systems, Inc., together with its subsidiary, is referred to as the “Company” or “we”.

Business - We are engaged in the development and sale of renewable energy solutions. Our fuel cells are designed to replace existing rechargeable battery technology in mobile electronic devices and small-scale transportation vehicles. Our long-lasting, efficient and safe power solutions for these devices, such as notebook PCs, military radios, and other power-hungry computer, entertainment and communications products, use our patented, silicon-based design with higher power densities to enable lighter-weight, smaller form-factors and potentially lower costs. We have one operating segment. Our laboratory facilities and corporate office is located in Bothell, Washington.

Going Concern - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our company as a going concern. Since our inception, we have reported net losses, including losses of approximately $5.2 million and $6.5 million during the years ended September 30, 2010 and 2009, respectively, and we expect losses to continue in the near future as we grow and redeploy our operations. At September 30, 2010, we have a working capital deficit of $4.3 million and an accumulated deficit of $53.5 million. Net cash used by operating activities approximated $1.2 million and $1.0 million during the years ended September 30, 2010 and 2009, respectively. We have funded our operations through sales of common stock and to a lesser extent short-term borrowings. In this regard, during the fiscal year ended September 30, 2010, we raised approximately $1.1 million through sales of our common stock and $183,000 through note payable borrowings. Subsequent to our fiscal year ended September 30, 2010 we received approximately $103,000 from investors in advances for equity or debt investment.

During the last half of 2010, funds raised though sales of common stock have not been sufficient to continue to support certain operating activities, which has led to postponement in the deployment of our business strategy and curtailment of research and development activities. We have significantly reduced the number of staff to reduce our operating costs, while we focus on raising capital. Without additional funding, our cash is estimated to support our operations only through the end of January 2011. These factors, and those of the preceding paragraph, raise substantial doubt about our ability to continue as a going concern.

We require additional financing to execute our business strategy and to satisfy our near-term working capital requirements. Our operating expenses will consume a material amount of our cash resources. Our management intends to raise additional financing to fund future operations and to provide additional working capital to further fund our growth. We are actively seeking to raise additional capital through the sale of shares of our capital stock. If management deems necessary, we might also seek additional funds through borrowings. There is no assurance that such financing will be obtained in sufficient amounts necessary or on terms favorable or on terms acceptable to us to meet our needs. In the event that we cannot obtain additional funds, on a timely basis or our operations do not generate sufficient cash flow, we may be forced to curtail our development or cease our activities.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.
.
Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the, valuation of equity related instruments and valuation allowance for deferred income tax assets.

Consolidation - The consolidated financial statements include the accounts of our company and our wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents - We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents. We place our cash balances with high credit quality financial institutions. At times, such balances may be in excess of the FDIC insurance limit. At September 30, 2010, no amounts were in excess of the FDIC limit.

Contingencies - Certain conditions may exist as of the date financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or not occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to pending legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

Concentrations– All of our revenues in the year ended September 30, 2009 were from one customer. We had no revenues in 2010.

Fair value of financial instruments - We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts payable, notes payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

Property and Equipment - Property and equipment is stated at cost. Additions and improvements that significantly add to the productive capacity or extend the life of an asset are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over three to five years. Leasehold improvements are amortized over the lesser of the estimated remaining useful life of the asset or the remaining lease term.

Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. We have not recognized any impairment.

Income taxes - We account for income taxes using an asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. We continue to provide a full valuation allowance to reduce our net deferred tax asset to zero, inasmuch as we have not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents the tax payable for the period and change during the period in net deferred tax assets and liabilities.

Revenue recognition - We recognize revenue when we have persuasive evidence of an arrangement, the services have been provided to the customer, the price for services is fixed and determinable, no significant unfulfilled obligations exist and collectability is reasonably assured. Contract revenues consist of amounts recorded from services provided to a single customer. Revenues earned under contracts are recognized as services are provided. Upfront payments received under contractual arrangements are deferred and recognized as revenue over the service period.

Research and Development Expense - Research and development costs are expensed as incurred.

Share based compensation - We use the Black-Scholes-Merton option pricing model as our method of valuation for stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. The Black-Scholes-Merton option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized on a straight-line basis over the applicable vesting period (deemed the requisite service period) based on the fair value of such stock-based awards on the grant date.

Net loss per share - Basic and diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents are excluded as the effect would be anti-dilutive due to our net losses. The following numbers of shares have been excluded from net loss per share computations for the years ended September 30, 2010 and 2009:

	2010	2009
Convertible debt	54,488	292,039
Common stock options	3,936,760	2,862,745
Common stock purchase warrants	974,474	636,832

Recent Accounting Pronouncements –

In 2007, the FASB issued guidance regarding “Business Combinations’ which replaces previous guidance. The new provisions establish principles and requirements for how the acquirer recognizes and measures identifiable assets acquired, liabilities assumed, any noncontrolling interest and goodwill acquired, and also provide for disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Additional amendments address the recognition and initial measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies acquired as part of a business combination. The newly issued guidance is effective for fiscal years beginning after December 15, 2008 and is applied prospectively to business combinations completed on or after that date. The provisions are effective for our fiscal year ended September 30, 2010 and we applied the guidance in preparing our September 30, 2010 consolidated financial statements.

In 2009, the FASB issued guidance regarding “Measuring Liabilities at Fair Value”, which amends “Fair Value Measurements and Disclosures”, and provides clarification for the valuation techniques available when valuing a liability when a quoted price for an identical liability is not available, and clarifies that no adjustment is necessary related to the existence of restrictions that prevent the transfer of the liability. The amendments in this update require the use of valuation techniques that use the quoted price of an identical liability when traded as an asset, or quoted prices for similar liabilities or similar liabilities when traded as assets. The guidance is effective for the first reporting period, including interim periods, beginning after issuance on August 26, 2009, and is effective for our fiscal year ended September 30, 2010. Expanded disclosures related to significant transfers in and out of Level 1 and Level 2, and the requirement related to the presentation of the Level 3 reconciliation are not applicable us at September 30, 2010, as we had no transfers in valuation levels or Level 3 financial assets and liabilities.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically tangible products containing software and hardware that function together to deliver the tangible products’ essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple –element arrangements revenue recognition accounting guidance. We adopted these new standards in the first quarter of 2010 using the prospective method, and the adoption did not have a material impact on our consolidated financial statements.

Note 2. SolCool One, LLC Acquisiton and Disposition

SolCool One, LLC

We acquired SolCool One, LLC (" SolCool"), a supplier of direct current solar air-conditioning systems for off-the-grid applications, and took effective control on January 13, 2010. We issued 476,187 shares of our common stock to the members of SolCool as consideration for the acquisition of all the membership units of SolCool. Shares issued were recorded at fair value of approximately $245,000, based on the closing price of our common stock on the acquisition date. The total purchase consideration transferred was $275,000, which included $30,000 of funds previously advanced to SolCool, which was allocated as follows (in thousands):

Assets:		Liabilities and net assets acquired:

Cash and cash equivalents	$1	Accounts payable and accrued liabilities	$439
Identifiable intangible assets	713	Net assets acquired	275
	$714		$714

The acquisition of SolCool is accounted for using the acquisition method under accounting guidance issued by the FASB, with January 13, 2010 being the acquisition date when we obtained control. This accounting guidance requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Portions of the purchase price have been allocated to intangible assets, which were identified by management as SolCool’s distribution network and customer relationships. The fair values of identifiable intangible assets were determined using the income approach. Estimated lives of intangible assets were determined to be one year and were based on factors including, among others, the expected use of the assets, effects of demand, competition and the level of funding required to obtain the expected future cash flows from the assets.

On August 23, 2010, we agreed to unwind the transaction by cancelling all shares of our common stock issued to SolCool’s members and returning the stock certificates representing the membership units of SolCool to SolCool’s members. In connection with accounting for the unwind transaction we unrecognized assets and liabilities of $251,000 and $440,000, respectively, and recorded the reacquired shares at the same amount recorded at the acquisition date, or $245,000, which resulted in recording a gain on disposition of $434,000. The net effect on operations of the acquisition and subsequent disposition of SolCool is approximately $34,000 for the year ended September 30, 2010, which represents the amount of cash paid for the acquisition as well as advances made to SolCool during the period we owned them that we will not recover. We are currently in the process of exchanging the stock certificates. As of September 30, 2010, we had received approximately 50% of the shares of our common stock that we had issued to the members of SolCool.

SolCool’s operating results from the acquisition date through the unwind date, comprised of amortization expense of $462,000 and $6,000 of other expense, is included in our consolidated statement of operations for the fiscal year ended September 30, 2010.

Note 3. Property and Equipment

Property and equipment consisted of the following at September 30 (in thousands):

	2010	2009
Laboratory equipment	$1,344	$1,344
Computer hardware and software	165	165
Leasehold improvements	580	580
Total property and equipment	2,089	2,089
Accumulated depreciation and amortization	(2,066)	(2,045)
Property and equipment, net	$23	$44

Note 4. Accrued Expenses

Accrued expenses consisted of the following at September 30 (in thousands):

	2010	2009
Accrued compensation and related expenses	$365	$312
Other accrued liabilities	113	70
Total	$478	$382

Note 5. Notes Payable

2007 Notes payable - In November 2007, we received net proceeds of $465,000 and issued to CAMHZN Master LDC (“CAMHZN”) (the “Lender”) a $500,000 12% convertible secured promissory note, which was amended in May 2008 to mature in September 2008. We entered into an amended loan agreement, whereby the Lender agreed to forbear from exercising any remedies available under the loan documents or applicable law through March 2009, and in exchange, we agreed to pay a fee of $567,000 which was added to the principal balance of the loan and payable in cash or stock at our discretion. In February 2009, we released to the Lender 1,635,000 shares held by the Lender as collateral shares valued at $327,000 based on the closing price of our common stock on the release date, which was recorded as a partial payment of the fee. In March 2010, we received a letter from the Lender stating that we were in default on the outstanding note. We are contesting the default notice and are disputing the validity of, among other things, the fee which was added to the note balance, and treatment of release of shares as a reduction of the fee. We have not reflected any change to previous accounting treatment for the transactions given the uncertainty regarding the ultimate resolution of these matters. To the extent new facts become known or ultimate settlement of this note occurs, the impact of the change will be reflected in the consolidated financial statements at that time. On July 22, 2010, we entered into an agreement with the Lender pursuant to which we agreed to issue 240,000 shares of our common stock to the Lender. In exchange, the Lender agreed to (i) limit the number of shares of our common stock that it would sell; (ii) return any excess shares after sales proceeds received equal the unpaid principal and accrued and unpaid interest due under the note; and (iii) rescind for a minimum of thirty days from the date of the agreement the notice of default delivered to us in March 2010. These shares, valued at $18,000, were recorded as interest expense during the year ended September 30, 2010.

As of September 30, 2010 and 2009, we have recorded $740,000 as the note balance outstanding and $361,000 and $117,000, respectively, in accrued interest. The stated interest rate upon the event of default is the lower of 110% or the statutory maximum. We have recorded interest expense effective from the maturity dates of the notes at a rate of 25% which is the maximum rate that can be applied to these loans under New York State law.

2008 Notes Payable - In 2008, we entered into an agreement with one of our vendors, whereby the accounts payable balance owed was converted to an unsecured note payable, due in eight equal payments of $12,500 beginning in August 2008. At September 30, 2010 and 2009 the balance outstanding was $89,000, does not accrue interest, and is past due.

2009 Notes Payable - In February 2009, we entered into a Securities Purchase Agreement ( with amendments, the “Agreement”) with each of Agile Opportunity Fund, LLC and Capitoline Advisors Inc. (the “Investors”) pursuant to which we subsequently received funding through the issuance of promissory notes (the “Notes”) in the aggregate amount of approximately $1.1 million and an aggregate purchase price of $920,000, with a maturity date of August 12, 2009 and prepaid interest at the rate of 18% per annum. The Notes are convertible into shares of our common stock at a conversion price of $3.33 per share, at the discretion of the note holder, and were subject to down-round adjustment to conversion price based on future common stock issuances. In February 2010, the Notes were amended, effective September 30, 2009, to eliminate future down-round adjustments. The Notes are collateralized by a pledge of all our assets and, upon conversion, have certain piggyback registration rights. In October 2009, we entered into an amendment to the Agreement whereby we issued 10,000,000 shares of our common stock to be held as additional collateral for the Notes.

During the years ended September 30, 2010 and 2009, we issued notes under the agreement to investors in the aggregate face amounts of $169,000 and $825,000, respectively, with Original Issue Discount (“OID”) amounts of $28,000 and $131,000, respectively, for total face amount of the Notes of $197,000 and $956,000, respectively. The value of the OID was recorded as debt discount and has been amortized in its entirety as interest expense as of September 30, 2010.

In consideration for the Notes issued during the years ended September 30, 2010 and 2009, 391,000 common shares, valued at $267,000 and 1,620,000 common shares valued at $364,000, respectively, were issued under the terms of the Securities Purchase Agreement and amendments. This has been recorded as financing costs and has been amortized over the term of the Notes. Under the terms of the agreement for the years ended September 30, 2010 and 2009, 115,000 additional shares valued at $94,000 and 1,869,000 additional shares valued at $455,000 are also issuable and have been recorded as interest expense.

In April 2010, we received a letter from the Investors stating that we were in default under the Agreement and demanding payment of approximately $1.4 million for principal and interest due under the Notes. In conjunction with the notice of default, the Investors foreclosed on 4,502,306 shares of the 10,000,000 shares of our common stock held as collateral to be applied against the principal of the Notes. The remaining 5,497,694 collateral shares have been recorded as issued, but not outstanding. The shares released to the Investors were recorded at $991,000 based on the closing price of our common stock on the release date and have been applied against the balance of the Notes. In October 2010, the Investors foreclosed on an additional 1,600,000 shares valued at $61,000.

As of September 30, 2010 and 2009, we recorded $165,000 and $955,000, respectively, in principal due Agile and Capitoline as notes payable on the consolidated balance sheets. We recorded $185,000 and $21,000 in accrued interest as of September 30, 2010 and 2009, respectively. The stated interest rate upon the event of default is the lower of 36% or the statutory maximum. We have recorded interest expense effective from the maturity dates of the notes at a rate of 25% which is the maximum rate that can be applied to these loans under New York State law.

Other 2009 Notes Payable – In September and October 2009, we received funds from a private investor related to one of our investors, in the aggregate face amounts of $100,000 and $25,000, respectively, and accruing interest at a 6% annual rate. In June 2010, we paid the notes and accrued interest in full by the issuance of our common stock.

February 2010 Notes Payable – In February 2010, we entered into an agreement with one of our professional service providers, whereby our accounts payable balance of $141,000 owed was converted to a 6% note payable due June 1, 2010. As of September 30, 2010, the principal balance was $136,000, accrued interest was $5,000, and amounts are past due.

June 2010 Notes Payable - In June 2010, we entered into an advisory services agreement with Summit Trading Limited (“Summit”), whereby they will identify, introduce, engage, and compensate investor relations and/or public relations firms on our behalf. Under the terms of this agreement as consideration for those services, we issued a non-interest bearing note payable in the amount of $300,000 payable upon demand, which we recorded as general and administrative expense during the year ended September 30, 2010 as all services were provided by the investor during the year.

Note 6. Stockholders’ Equity

Preferred Stock - Our board of directors has the authority to designate and issue up to 5,000,000 shares of $0.001 par value preferred stock in one or more series, and to fix and determine the relative economic rights and preferences of preferred shares any or all of which may be greater than the rights of our common stock, as well as the authority to issue such shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Preferred stock is designated 4,996,500 shares to Series A and 3,500 shares to Series B at September 30, 2010.

In 2008, our board of directors approved the issuance of a minimum of 7,500,000 shares of Series A preferred stock ("Series A") at a purchase price of $0.04 per share. During the year ended September 30, 2009, we issued 4,775,500 shares of Series A and received $191,000 in cash proceeds, net of financing costs. Additionally, during the year ended September 30, 2009, all outstanding shares of our Series A were converted into shares of our common stock.

Common Stock - We are authorized to issue up to 80,000,000 shares of $0.001 par value common stock. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights, or sinking fund provisions, and there are no dividends in arrears or in default. All shares of our common stock have equal distribution, liquidation and voting rights and have no preferences or exchange rights.

In January 2010, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with each of three investment firms (collectively, the “Investors”) under which each of the Investors committed to purchase up to $5 million of our common stock. Under the terms of each Stock Purchase Agreement, from time to time until one year from the date of the Stock Purchase Agreement and at our sole discretion, we may present each of the Investors with a notice to purchase such common stock (the “Notice”). The Investors are obligated to purchase such common stock by the tenth trading day after the Notice date (the “Tranche Closing”), subject to certain defined conditions, including among others, a minimum closing price as a percentage of the closing price on the Notice date. As financing fees, we will issue to Investors, at each Tranche Closing, shares of our common stock equal to 20% of the number of common shares purchased at the Tranche Closing. In addition, we will pay fees to the Investors in the amount of 2% of the proceeds of each Tranche Closing. Notwithstanding any of the other provisions of this Agreement, and to provide some initial capital, each of the Investors purchased 250,000 shares of our common stock for $250,000. During the year ended September 30, 2010, we received net proceeds of $705,000 and issued 2,368,406 shares of common stock to one of the Investors. We did not receive funds from the other two investors under the terms of the Stock Purchase Agreement and we do not intend to issue any further tranche requests or issue any additional stock under the Stock Purchase Agreement.

In June 2010, we entered into two Stock Purchase and Subscription Agreements (the “Agreements”) with another investor under which we issued 2,986,667 shares of our common stock for net proceeds of $112,000.

During the year ended September 30, 2010, we entered into a financing agreement, as amended, with another investor under which the investor agreed to purchase up to $5 million of our common stock under certain limitations and conditions, including that a registration statement be effective for such shares after 1,015,000 shares of our common stock are purchased by the investor. Pursuant to the agreement we issued an additional 1,545,000 unregistered shares of which 1,500,000 are to be used as credit towards shares for advance notices. During the year ended September 30, 2010, we sold 2,510,000 shares of our common stock to the investor, based on the closing prices of our stock on the dates of issuance, for cash proceeds, net of financing fees, of $201,000. In connection with the agreement, we also issued 100,000 shares, valued at $37,000 based on the closing prices of our stock on the dates of issuance, in payment of financing fees.

As disclosed in Note 5, during the year ended September 30, 2010, we issued 507,000 shares of our common stock to holders of certain of our notes payable, and these lenders also foreclosed on 4,502,306 shares of the 10,000,000 shares of our common stock held by the lenders as collateral. In October an additional 1,600,000 shares were foreclosed upon. Additionally as disclosed in Note 5, we issued 240,000 shares of our common stock to the holder of certain of our notes payable, which were recognized as interest expense of $18,000, based on closing market prices.

In May 2010, we issued 500,000 shares of our common stock, valued at $40,000 to one of our members of our board of directors, in payment of an account balance owing for past public relations services.

In June 2010, we issued 3,333,000 shares of our common stock having value of $247,000 based on closing market prices to a private investor related to one of our investors in exchange for payment in full of notes payable due in April 2010, which together with accrued interest totaled $131,000. The excess of fair value over the recorded value of the obligations of $116,000 has been recognized as a loss on extinguishment of debt during the year ended September 30, 2010.

During the year ended September 30, 2010, we issued 1,808,000 shares of our common stock having a value of approximately $2.0 million based on closing market prices on dates of issuances, primarily in consideration for services provided which was recorded as general and administrative expense. During the year ended September 30, 2009, we issued approximately 396,000 shares of our common stock for services valued at approximately $69,000 based on the market value of the stock, and issued approximately 200,000 shares of our common stock, valued at $20,000, in connection with the settlement of outstanding accounts payable balances.

During the year ended September 30, 2010, we received $43,000 from an investor in advance for security purchases, which has been recorded as a liability included in accrued expenses as of September 30, 2010 in the consolidated balance sheet.

Pursuant to the terms of our convertible note payable agreement with CAMZHN (see Note 5), in February 2009 we issued 1,635,000 shares of our common stock valued at $327,000 based on the market value of the stock as a partial forbearance fee related to our note payable. In addition, pursuant to the terms of our convertible note payable agreements with Agile and Capitoline (see Note 5), during the year ended September 30, 2009, we issued 1,620,470 shares of our common stock valued at approximately $364,100, based on the market value of the stock, for financing fees and 1,869,334 shares of our common stock valued at $455,200, based on the market value of the stock, for interest.

In August 2009, we issued 1,950,000 additional shares of common stock to Summit pursuant to the terms of the anti-dilution clause of the agreement. Effective August 2009, the anti-dilution clause of the purchase agreement was terminated.

Long Term Incentive Compensation Plan – Our Long Term Incentive Compensation Plan ("the Plan") was adopted in 2006 and amended in 2008. Under the amended Plan, the maximum number of shares issuable is 6,000,000. The Plan is to continue for a term of ten years from the date of its adoption. The Plan is administered by our board of directors. We have granted stock options under the plan to employees, members of our board of directors, and advisors and consultants. No options have been exercised. Options are exercisable for ten years from date of grant. The following table summarizes stock option activity during the years ended September 30, 2009 and 2010:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at September 30, 2008 (197,580 exercisable options)	232,595	$9.67
Grants	2,841,700	1.29
Forfeitures	(136,634)	6.36
Cancellations	(74,916)	8.99
Outstanding at September 30, 2009 (2,592,475 exercisable options)	2,862,745	$1.31
Grants	3,853,110	0.08
Forfeitures	(93,550)	1.35
Cancellations	(2,685,545)	1.28
Outstanding at September 30, 2010 (3,113,115 exercisable options)	3,936,760	$0.12

Of the 3,113,115 options available for exercise, 3,103,665 are conditional upon the increase in the number of our authorized shares of common stock.

The weighted average fair value of the options granted during the years ended September 30, 2010 and 2009 was $0.08 and $1.29 respectively, and the weighted average remaining contractual lives of outstanding options at September 30, 2010 was 9.7 years. For exercisable options as of September 30, 2010, the weighted average contractual term is also 9.7 years. As of September 30, 2010, we had approximately $96,000 of total unrecognized compensation cost related to non-vested stock-based awards granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for any future changes in estimated forfeitures. We expect to recognize this cost in 2011.

As of September 30, 2010 and 2009, the aggregate intrinsic value of options outstanding, representing the excess of the closing market price of our common stock over the exercise price, is nil.

We determine the value of share-based compensation using the Black-Scholes fair value option-pricing model with the following weighted average assumptions for options and warrants granted during the years ended September 30:

	2010	2009
Risk free interest rate	2.3%	2.9%
Expected dividend yield	0.0%	0.0%
Volatility	226.78%	238.1%
Expected life in years	5.0	9.6

Share-based payments recognized as operating expense are as follows for the years ended September 30, 2010 and 2009:

	2010	2009
Common stock options	$257,150	$3,205,455
Common stock purchase warrants	157,305	59,383
Issuance of common stock	1,992,970	67,869
Total share based payments	$2,407,425	$3,332,707

Total share based payments were recorded as follows:
Research and development expense	34,258	86,346
General and administrative expense	2,373,167	3,246,361
	$2,407,425	$3,332,707

We awarded grants of restricted common stock to employees, net of cancellations, totaling nil and 9,000 shares and valued at approximately nil and $25,200 for the years ended September 30, 2010 and September 30, 2009, respectively. All shares were fully vested and recognized as expense within their respective years.

In June 2010, we cancelled approximately 2,684,000 stock options previously issued to employees having a weighted average exercise price of $1.28 and, in June 2010, we issued these employees an aggregate of approximately 2,976,000 new options having an exercise price of $0.08 per share, which was equal to the fair value of our common stock on the date of grant. As a result of these transactions, which are being accounted for as a modification, the incremental value of the new options in excess of the value of the old options, was $32,000 which is being recognized over the vesting period of the new options.

In September 2009, we cancelled approximately 75,000 stock options previously issued to employees having a weighted average exercise price of $8.99 and, in September 2009 we issued these employees an aggregate of 2,376,250 new options having an exercise price of $1.28 per share, which was equal to the fair value of our common stock on the date of grant. As a result of these transactions which are being accounted for as a modification, incremental value of the new options in excess of the value of the old options was $2,697,000 which is being recognized over the vesting period of the new options.

Warrants – At September 30, 2010, there were warrants outstanding for the purchase of approximately 975,000 shares of our common stock at a weighted average exercise price of $16.03 per share. During the year ended September 30, 2010, we issued warrants to purchase a total of approximately 402,000 shares of common stock at a weighted average exercise price of $0.57 per share for services. Share-based compensation was calculated using the Black-Scholes model.

Warrants outstanding at September 30, 2010 expire at various dates from February 2011 to November 2014. A summary of warrant activity during the years ended September 30, 2009 and 2010 follows:

Warrants Outstanding
Outstanding at September 30, 2008	463,874
Grants	172,958
Outstanding at September 30, 2009	636,832
Grants	402,000
Exercised	(26,058)
Expired	(38,300)
Outstanding at September 30, 2010	974,474

Employee Stock Purchase Plan - In 2008, we adopted an Employee Stock Purchase Plan, under which the number of shares of common stock that may be sold shall not exceed, in the aggregate, 900,000 shares. No shares have been purchased under this plan

Note 7. Commitments and Contingencies

We were party to a development agreement with a customer to develop proof-of-concept fuel cell power source prototypes (Phase I) and, if successful and elected by the customer, the development of fuel cell power sources (Phase II). We received $344,000 for Phase I services and recognized revenue of $154,500 in 2004 upon completion of the initial Phase I requirement and deferred the balance of $189,500 until services were provided and Phase I is complete. We believe Phase I was completed in 2009. However, customer acceptance has not yet occurred and the balance of $189,500 has not yet been recognized as revenue.

Our corporate headquarters and laboratory facilities are leased under a lease agreement which expired in 2009. We currently lease on a month-to-month basis and intend to negotiate with the landlord for a lease extension. As of September 30, 2010, monthly minimum rental and related payments were approximately $19,000 per month. Rental expense was approximately $227,000 and $192,000 for the years ended September 30, 2010 and 2009, respectively.

We included an expense of $314,000 in our consolidated financial statements for the year ended September 30, 2008 pertaining to severance obligations and related costs related to our former Chairman, President and Chief Executive Officer, Paul Abramowitz, who resigned as President and CEO in January 2008 and as a director in April 2008. This amount is included in accounts payable at September 30, 2010 and 2009, however, we contest that any payment is due under our agreements with Mr. Abramowitz and, if successful, will have minimal or no liability for such amounts. Mr. Abramowitz has initiated a lawsuit against us in the Superior Court for the State of Washington styled Abramowitz v. Neah Power Systems, et al. (Case No. 10-2-3688-1 SEA) in which Mr. Abramowitz sued for breach of contract in the amount of $275,000, plus interest, and willful failure to pay wages for which he seeks double damages or twice the amount of the wages allegedly withheld.

As disclosed in Note 5, we have received notices of default on various note payable obligations and are engaged in discussions with our creditors regarding these obligations.

In 2009, we entered into an agreement with an investment firm whereby the firm committed to purchase up to $10 million of our preferred stock, from time to time through July 2010 and at our sole discretion. We did not receive funds from notices issued and the agreement has expired. In May 2010, we received a notice from the firm stating the firm was entitled to fees of $500,000 pertaining to the agreement. We dispute this claim and will defend our rights vigorously. No amounts have been recorded for this contingency in these consolidated financial statements.

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Note 8. Income Taxes

We have recorded no provision or benefit for income taxes. The difference between tax at the statutory rate and no tax is primarily due to the full valuation allowance. The increase in the valuation allowance was approximately $1.8 million during the year ended September 30, 2010, and $2.3 million during the year ended September 30, 2009. A valuation allowance has been recorded in the full amount of total deferred tax assets as it has not been determined that it is more likely than not that these deferred tax assets will be realized. As of September 30, 2010, we have net operating loss carryforwards of approximately $45.3 million, which begin to expire in 2023 and will continue to expire through 2030 if not otherwise utilized. Our ability to use such net operating losses and tax credit carryforwards is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, and such limitation would be significant. Realization is dependent on generating sufficient taxable income prior to expiration. Further, as a result of ownership changes, we may be subject to annual limitations on the amount of net operating loss utilizable in any tax year.

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities and related valuation allowances are as follows:

	September 30,
	2010	2009
Deferred tax assets
Net operating loss carryforwards	$15,398,000	13,770,000
Share-based compensation	2,139,000	2,174,000
R & D tax credit carryforwards	973,000	973,000
Other	326,000	156,000
Total deferred tax assets	18,836,000	17,073,000
Valuation allowance	(18,836,000)	(17,073,000)
Deferred tax assets, net of valuation allowance	$-	$-

We have identified our federal tax return as our “major” tax jurisdiction, as defined. Tax years since inception are subject to audit. We believe our income tax filing positions and deductions will be sustained on audit and we do not anticipate any adjustments that would result in a material change to our financial position. No reserves for uncertain income tax positions have been recorded. Our policy for recording interest and penalties associated with uncertain income tax positions is to record such items as a component of interest expense.

Note 9. Subsequent Events

Subsequent to our fiscal year ended September 30, 2010, we have received approximately $103,000 from investors in advances for equity or debt investment.

Subsequent to our fiscal year ended September 30, 2010, we have issued 18.0 million shares in connection with the extinguishment of debt to vendors and note holders totaling $226,000.
In October 2010, certain notes payable holders, under the default terms of a securities purchase agreement, foreclosed on 1,600,000 of the 5,497,694 shares our common stock they held as collateral. The market value of the shares totaling $61,000 has been applied against the balance due the note holders.

In November 2010, we entered into an agreement for services and issued 2.0 million shares, valued at $60,000, as compensation.

In December 2010, we filed a certificate of correction with the Nevada Secretary of State to correct an error we made with respect to the implementation of our August 2009 increase in authorized common stock from 20 million shares to 80 million shares and 6 for 1 forward stock split. Our articles of incorporation, as amended, and the certificate of correction that we filed with the Nevada Secretary of State on December 16, 2010 are attached as Exhibits 3.1 and 3.2 to the amended Form 8-K filed with Security and Exchange Commission on December 21, 2010.

Subsequent to September 30, 2010, we awarded to employees, directors, and officers incentive stock options to purchase 7,440,000 shares of our common stock with an exercise price based on the market price on the date of approval by our board of directors. The exercise of these shares is conditional upon the increase in the number of our authorized shares of common stock.

31,000,000
Shares of
Common Stock

NEAH POWER SYSTEMS, INC.

PROSPECTUS

, 2011

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Securities and Exchange Commission Filing Fee	$36
Legal Fees and Expenses	$15,000	*
Accounting Fees and Expenses	$2,500	*
Miscellaneous Expenses	$500	*
Total	$18,036	*

* Estimate

Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Articles of Incorporation provide that we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permit a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Articles of Incorporation provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of our directors existing at the time of such repeal or modification.

In November 2010, we entered into indemnification agreements (the “Indemnification Agreements”) with Jeffrey B. Sakaguchi, our chairman of the board, Dr. Gerard C. D’Couto, a director and our chief executive officer, Jon M. Garfield, a director, Michael Selsman, a director, David J. Schmidt II, a director, and Stephen M. Wilson, our chief financial officer.  Our board of directors may authorize the entry into Indemnification Agreements when directors or certain officers join our company in the future.

The Indemnification Agreements provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. The Indemnification Agreements generally provide for indemnification against all expenses and liabilities actually and reasonably incurred by the director or officer or on his or her behalf in connection with the investigation, defense, settlement or appeal of a proceeding. Certain proceedings are excluded from the Indemnification Agreements including proceedings for recovery of short swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended, any proceeding by or on behalf of the director or officer or to the extent that an director or officer is reimbursed pursuant to an insurance policy for expenses that would otherwise be subject to indemnification. The Indemnification Agreements also provide that we are obligated to maintain directors’ and officers’ insurance for so long as the director or officer is subject to any possible proceedings. The Indemnification Agreements provides for the advancement of expenses incurred in connection with any proceeding covered by the Indemnification Agreement.

The indemnification provided under the Indemnification Agreements is in addition to other rights to indemnification to which the director or officer may have an entitlement, such as the indemnification provisions in Article IX of our bylaws.

The above description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is filed as exhibit 10.1 to the report on Form 8-K filed on December 3, 2010.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

During the past three years, we sold unregistered securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. Except as specifically disclosed below, the issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The purchaser of the securities in such transactions had adequate access to information about us.

We implemented our August 2009 authorized share increase from 20 million shares to 80 million shares and 6 for 1 forward stock split by, first, filing a certificate of amendment to the our articles of incorporation on August 3, 2009 to increase our authorized common stock and, then, effecting a forward split of 6 shares of common stock for every one share of common stock outstanding on August 14, 2009. We determined that we incorrectly filed a certificate of amendment pursuant to Nevada Revised Statutes § 78.390 instead of a certificate of change pursuant to Nevada Revised Statutes § 78.209. The certificate of change is the correct Nevada form for increasing authorized capital and effecting a corresponding stock split without stockholder approval. The certificate of correction that we filed with the Nevada Secretary of State corrects the implementation of the increase in authorized common stock and the forward stock split by (i) voiding the certificate of amendment that we filed on August 3, 2009 and (ii) replacing the certificate of amendment with a certificate of change. The certificate of change effects (i) as of August 3, 2009 an increase in our authorized common stock from 20 million shares to 80 million shares and (ii) as of August 14, 2009 a forward split of 4 shares of common stock for every one share of common stock outstanding. In addition, our board of directors also adopted resolutions to clarify that our board declared a share dividend of .5 shares of common stock for every one share of common stock outstanding which was effective immediately following the 4 for 1 forward split on August 14, 2009. Taken together, the 4 for 1 forward split and .5 for 1 share dividend resulted in the equivalent of a 6 for 1 forward stock split. The following disclosures of unregistered securities reflect those changes.

In April 2008, Summit Trading Limited (“Summit”) purchased 300,000 shares of common stock for $0.333 per share for a total of $100,000. The purchase agreement provides for certain dilution protection and standard piggyback registration rights. Pursuant to this agreement, the sale of Series A Preferred Stock triggered an antidilution provision. In September 2008 and August 2009, we issued 1,700,000 and 1,950,000 additional shares of common stock to Summit in satisfaction of this antidilution provision and in full payment of a $15,000 note due Summit. No value was assigned to the additional shares as they were considered part of the original share issuance for $100,000.

In May 2008, we issued an additional 1,635,000 shares of common stock as additional collateral pursuant to the loan amended loan agreement with CAMHZN Master LDC (“CAMHZN”). In addition, we released 240,000 of our common shares, valued at $304,000, in exchange for CAHMZN’s agreement to forbear from exercising any default remedies available under its loan documents. In February 2009, we released to CAMHZN, in partial payment of the fee, 1,635,000 shares valued at $327,000, based on the market value of our shares on the date issued. In July 2010, we issued 240,000, valued at $18,000, to CAMHZN in exchange for additional forbearance and certain limitations to sales of common shares.

In September 2008, we issued 7,500 shares, valued at $10,000, to our former Chief Financial Officer for past services rendered. In September 2008, we also issued 17,700 shares of our common stock, valued at approximately $24,000, to employees in payment for services.

On June 27, 2008, our Board of Directors approved financing through a Series A Preferred Stock Purchase Agreement pursuant to which it agreed to issue a minimum of 7,500,000 shares of Series A Preferred Stock (“Series A”) at a purchase price of $0.04 per share, or a minimum of $300,000 in the aggregate to investors in our Series A Preferred stock. During the years ended September 30, 2008 and 2009, we issued approximately 24,993,000 shares of Series A and received approximately $900,000 in cash proceeds, net of financing costs. As of September 30, 2009, all outstanding shares of our Series A were converted into approximately 19,994,000 shares of our common stock.

In December 2008, we issued approximately 200,000 shares of our common stock, valued at $20,000, in settlement of an accounts payable vendor balance.

During the period February 2009 through January 2010, we recorded as issued a total of 3,996,528 of our common shares, valued at approximately $1,181,000, of our common shares under the terms of a Securities Purchase Agreement, dated February 2009, with Agile Opportunity Fund, LLC and Capitoline Advisors, Inc. (the “Investors”). During the period April 2010 through January 2011, we released 10,000,000, valued at approximately $1,094,000, of our common shares to the Investors from collateral issued to investors as security against the Securities Purchase Agreement.

In September 2009, we issued 9,000 shares of our common stock, valued at approximately $25,000 to a former employee for services rendered while employed.

In our fiscal year ended 2009, we issued 396,500 shares of our common stock, valued at approximately $69,000 in payment of services.

In October 2009, we issued 1,650,000 shares of our common stock, valued at approximately $1,914,000, in payment for investor relations and public relations advisory services.

In November 2009, we issued 26,058 shares of our common stock, valued at approximately $1,000, upon the exercise of warrants.

In December 2009, we sold to an investor 16,964 shares of our common stock, valued at approximately $10,000.

In January 2010, we issued 476,187 shares of our common stock to the members of SolCool as consideration for the acquisition of all the membership units of SolCool. Shares issued were recorded at fair value of approximately $245,000. In August 2010, we agreed to unwind the transaction by cancelling all shares of our common stock issued to SolCool’s members and returning the stock certificates representing the membership units of SolCool to SolCool’s members. As of the date of this report, we had received approximately 50% of the shares of our common stock that we had issued to the members of SolCool.

In May 2010, we issued 500,000 shares of our common stock, valued at $40,000 to one of our members of our board of directors, in payment of an account balance owing for past public relations services.

In June 2010, we issued 3,333,333 shares to an investor, valued at approximately $247,000, in exchange for payment in full of notes payable in the amount of $131,000 due the investor.

In June 2010, we issued 2,368,406 shares of our common stock, valued at approximately $706,000, to an investor under the terms of a Securities Purchase Agreement.

In June 2010, we entered into two Stock Purchase and Subscription Agreements with another investor under which we issued 2,986,667 shares of our common stock for net proceeds of $112,000.

In the year ended September 30, 2010, we sold to an investor 2,509,599 shares of our common stock, valued at approximately $201,000. In addition, 100,000 shares, valued at $37,000, were issued in payment of financing fees pertaining to the sale.

In the year ended September 30, 2010, we issued 158,176 shares of our common stock, valued at approximately $79,000, in payment of services.

In the year ended September 30, 2010, we issued 65,790 shares of our common stock, valued at approximately $47,000, in settlement of liabilities.

In October 2010, we issued 2,000,000 shares of our common stock, valued at approximately $92,000, in payment of services.

During the period October 2010 through December 2010, we issued 12,292,990 shares, valued at approximately $338,000, to four investors in settlement of liabilities valued at approximately $176,000.

In December 2010, we issued 5,747,126 shares of our common stock, valued at approximately $108,000, to an investor in exchange for partial payment of notes payable due the investor in the amount of $50,000.

In March 2011, we issued 15,790,069 shares of our common stock, valued at approximately $173,000, to three investors in settlement of liabilities valued at approximately $82,000.

Exhibits and Financial Statement Schedules

No.	Description

3.1	Articles of Incorporation, as amended (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K/A, filed on December 21, 2010)

3.2	Certificate of Correction (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K/A, filed on December 21, 2010).

3.3	Certificate of Designation (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 9, 2011)

3.4	Certificate of Amendment to the Articles of Incorporation (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 31, 2011)

3.5	Amended and Restated By-laws (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on May 1, 2006)

5.1	Legal Opinion of Lucosky Brookman LLP *

10.1
Agreement and Plan of Merger among Neah Power Systems, Inc., Growth Mergers, Inc. and Growth Acquisitions Inc. (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

10.2
Amendment to Agreement and Plan of Merger among Neah Power Systems, Inc., Growth Mergers, Inc. and Growth Acquisitions Inc. (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

10.3	Form of warrant to purchase 3,753,000 shares of common stock (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on May 1, 2006)

10.4	Stock Option Plan (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

10.5	Form of Stock Option Agreement (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

10.6	Employee Stock Purchase Plan (Filed as an Exhibit to the Registrant’s Proxy Statement on Schedule 14A, filed on July 29, 2008)

10.7
Development Agreement by and between Neah Power Washington and Thales Communications, Inc. dated December 19, 2003 (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

10.8
Amendment No. 1 to Development Agreement by and between Neah Power Washington and Thales Communications, Inc. dated July 28, 2004 (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

10.9	Employment Agreement of Paul Abramowitz dated August 8, 2007 (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on August 14, 2007)

10.10
Lease Agreement, dated as of March 5, 2001, by and between Teachers Insurance & Annuity Association of America and Neah Power Washington (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB/A, filed on September 12, 2006)

10.11
First Amendment to Lease Agreement, dated as of June 6, 2003, by and between Teachers Insurance & Annuity Association of America and Neah Power Washington (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB/A, filed on September 12, 2006)

10.12
Second Amendment to Lease Agreement, dated as of July 7, 2006, by and between Teachers Insurance & Annuity Association of America and Neah Power Washington (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB/A, filed on September 12, 2006)

10.13
Consultancy Agreement by and between Danfoss A/S and Neah Power Systems, Inc., dated as of June 14, 2006 (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB/A, filed on September 12, 2006)

10.14	Employment Agreement Neah Power Systems, Inc. and Dr. Gerard C (Chris) D'Couto (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on September 5, 2007)

10.15	12% Secured Promissory Note to CAMHZN Master LDC due June 28, 2008 (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 30, 2007)

10.16	Common Stock Purchase Warrant of CAMHZN Master LDC (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 30, 2007)

10.17
Purchase Agreement dated as of November 28, 2007, between Neah Power Systems, Inc. and CAMHZN Master LDC (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 30, 2007)

10.18
Security Interest and Pledge Agreement dated as of November 28, 2007, between Neah Power Systems, Inc. and CAMHZN Master LDC (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 30, 2007)

10.19	Repayment Issuance Letter dated November 28, 2007, to CAMHZN Master LDC (Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 30, 2007)

10.20
Securities Purchase Agreement dated February 12, 2009 among Neah Power Systems, Inc., Agile Opportunity Fund, LLC and Capitoline Advisors Inc. (Filed as an Exhibit to the Registrant’s Annual Report on Form 10-KSB, filed on February 13, 2009)

10.21	Form of Initial Original Issue Discount Term Promissory Note issued by Neah Power Systems, Inc. (Filed as an Exhibit to the Registrant’s Annual Report on Form 10-KSB, filed on February 13, 2009)

10.22
Security Agreement dated February 12, 2009 among Neah Power Systems, Inc., Agile Opportunity Fund, LLC and Capitoline Advisors Inc. (Filed as an Exhibit to the Registrant’s Annual Report on Form 10-KSB, filed on February 13, 2009)

10.23
Form of Patent Security Agreement dated February 12, 2009 among Neah Power Systems, Inc., Agile Opportunity Fund, LLC and Capitoline Advisors Inc. (Filed as an Exhibit to the Registrant’s Annual Report on Form 10-KSB, filed on February 13, 2009)

10.24
Advisory Services Agreement dated October 1, 2009 among Neah Power Systems, Inc. and Summit Trading Limited (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on October 22, 2009)

10.25
Stock Purchase Agreement dated January 18, 2010 among Neah Power Systems, Inc. and First Equity Trust, Inc. (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on January 22, 2010)

10.26
Stock Purchase Agreement dated January 18, 2010 among Neah Power Systems, Inc. and Amber Capital Corporation (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on January 22, 2010)

10.27
Stock Purchase Agreement dated January 18, 2010 among Neah Power Systems, Inc. and Knightsbridge Law Co. Ltd. (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on January 22, 2010)

10.28
Reserve Equity Financing Agreement dated January 18, 2010 among Neah Power Systems, Inc. and AGS Capital Group, LLC (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on January 22, 2010)

10.29	Agreement dated August 3, 2010 between Neah Power Systems, Inc. and CAMHZN Master LLC (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on August 9, 2010)

10.30
Amendment No. 1 to Reserve Equity Financing Agreement, dated January 18, 2010, between Neah Power Systems, Inc. and AGS Capital Group, LLC (Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on August 23, 2010)

10.31	Exchange Agreement dated June 17, 2010 between Neah Power Systems, Inc. and Daisy Rodriguez (Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on August 23, 2010)

10.32	Form Director and Officer Indemnification Agreement (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on December 3, 2010)

10.33
Series A Preferred Stock Purchase Agreement dated February 3, 2011 between Neah Power Systems and Investor Relations Services, Inc. (Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed on February 9, 2011)

10.34	Equity Purchase Agreement dated March 31, 2011, by and between Neah Power Systems, Inc. and Southridge Partners II, LP *

10.35	Registration Rights Agreement dated March 31, 2011, by and between Neah Power Systems, Inc. and Southridge Partners II, LP *

14.1	Code of Ethics (Filed as an Exhibit to Amendment No. 5 to the Registrant's Registration Statement on Form SB-2 filed on May 3, 2007)

21.1	Subsidiaries of the Registrant (Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006)

23.1	Consent of Peterson Sullivan LLP *

23.2	Consent of Lucosky Brookman LLP (included as Exhibit 5.1 herewith)

24.1	Power of Attorney (included on signature page)

* filed herewith

Undertakings

The Registrant hereby undertakes the following:

(a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, but notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information of the plan of distribution.

For (2) determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a (3) post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged Securities Act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Bothell, State of Washington, on April 28, 2011.

NEAH POWER SYSTEMS, INC.

By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
President and Chief Executive Officer, Principal Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerard C. D’Couto his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title(s)	Date

/s/ GERARD C. D’COUTO	President and Chief Executive Officer	April 28, 2011
Gerard C. D’Couto	(Principal Executive Officer)

/s/ STEPHEN M. WILSON	Chief Financial Officer	April 28, 2011
Stephen M. Wilson	(Principal Financial and Accounting Officer)

/s/ JEFFREY B. SAKAGUCHI	Director	April 28, 2011
Jeffrey B. Sakaguchi

/s/ JON M. GARFIELD	Director	April 28, 2011
Jon M. Garfield

/s/ DAVID SCHMIDT	Director	April 28, 2011
David Schmidt

/s/ MICHAEL SELSMAN	Director	April 28, 2011
Michael Selsman